Exhibit 10.1

CONTANGO ORE, INC.

AND

CONTANGO MINING CANADA INC.

AND

HIGHGOLD MINING INC.

ARRANGEMENT AGREEMENT

Dated May 1, 2024

TABLE OF CONTENTS

Page

1.1	Definitions	1
1.2	Interpretation Not Affected by Headings	15
1.3	Number and Gender	16
1.4	Date for Any Action	16
1.5	Statutory References	16
1.6	Currency	16
1.7	Accounting Matters	16
1.8	Knowledge	16
1.9	Disclosure Letter	16
1.10	Schedules	17
2.1	Arrangement	17
2.2	Interim Order	17
2.3	U.S. Securities Law Matters	19
2.4	HighGold Meeting	20
2.5	HighGold Circular	21
2.6	Final Order	23
2.7	Court Proceedings	23
2.8	Arrangement and Effective Date	24
2.9	HighGold Options	24
2.10	HighGold Warrants	25
2.11	Payment of Consideration	25
2.12	Announcement and Shareholder Communications	26
2.13	Withholding Taxes	26
2.14	Onyx Lock-Up Agreement	27
3.1	Representations and Warranties	27
3.2	Survival of Representations and Warranties	50
4.1	Representations and Warranties	50
4.2	Survival of Representations and Warranties	59
5.1	Representations and Warranties	60
5.2	Survival of Representations and Warranties	61
6.1	Covenants of HighGold Regarding the Conduct of Business	61
6.2	Additional Covenants of HighGold	67
6.3	Covenants of Contango Regarding the Conduct of Business	68

- i -

6.4	Mutual Covenants of the Parties Relating to the Arrangement	69
6.5	Regulatory Approvals	71
7.1	Mutual Conditions Precedent	72
7.2	Additional Conditions Precedent to the Obligations of Contango and the Purchaser	73
7.3	Additional Conditions Precedent to the Obligations of HighGold	74
7.4	Satisfaction of Conditions	75
8.1	Notice of Breach	75
8.2	HighGold Non-Solicitation	75
8.3	Expenses and Termination Fees	81
8.4	Access to Information; Confidentiality	83
8.5	Insurance and Indemnification	84
9.1	Term	85
9.2	Termination	85
9.3	Amendment	87
9.4	Waiver	88
10.1	Notices	88
10.2	Governing Law	90
10.3	Injunctive Relief	90
10.4	Time of Essence	90
10.5	Entire Agreement, Binding Effect and Assignment	90
10.6	Severability	91
10.7	Further Assurances	91
10.8	No Third Party Beneficiaries	91
10.9	Mutual Interest	91
10.10	Counterparts, Execution	91
SCHEDULE A PLAN OF ARRANGEMENT		A-1
SCHEDULE B highgold RESOLUTION		B-1
SCHEDULE C Key regulatory approvals		C-1
SCHEDULE d Key third party consents		D-1
SCHEDULE E ONYX LOCK-UP AGREEMENt consents		e-1

- ii -

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated May 1, 2024,

BETWEEN:

CONTANGO ORE, INC., a corporation existing under the laws of the State of Delaware (“Contango”)

- and -

CONTANGO MINING CANADA INC., a corporation existing under the laws of the Province of British Columbia (the “Purchaser”).

- and -

HIGHGOLD MINING INC., a corporation existing under the laws of the Province of British Columbia (“HighGold”).

RECITALS:

A. Contango and HighGold wish to enter into a transaction providing for the acquisition by Contango, through the Purchaser, of all of the HighGold Shares.

B. Contango, the Purchaser and HighGold intend to carry out the transactions contemplated by this Agreement by way of a plan of arrangement under the provisions of the BCBCA.

C. The HighGold Board, after receiving financial and legal advice, has unanimously determined that the Arrangement is in the best interests of HighGold and that the Consideration to be received by the Affected Securityholders pursuant to the Arrangement is fair, from a financial point of view, to Affected Securityholders. The HighGold Board has approved the transactions contemplated by this Agreement and unanimously determined to recommend approval of the Plan of Arrangement to Affected Securityholders.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

Article 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest or inquiry, or public announcement of an intention (orally or in writing) from any person (other than Contango or any of its affiliates) made after the date of this Agreement (including, for greater certainty, amendments or variations after the date of this Agreement to any offer, proposal, expression of interest or inquiry that was made before the date of this Agreement), relating to:

(a) any joint venture, earn-in right, royalty grant, lease, license, acquisition, sale or transfer, direct or indirect, in a single transaction or a series of related transactions, of:

(i) the assets of HighGold and/or any of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of HighGold and its subsidiaries, taken as a whole, or contribute 20% or more of the consolidated revenue, net income or earnings before interest, Taxes, depreciation and amortization of HighGold and its subsidiaries, taken as a whole; or

(ii) 20% or more of the issued and outstanding voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of HighGold or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of HighGold and its subsidiaries, take as a whole;

(b) any take-over bid, tender offer, exchange offer, sale or treasury issuance of securities or other transaction that, if consummated, would result in such person beneficially owning, directly or indirectly, 20% or more of any class of the issued and outstanding voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of HighGold or any of its subsidiaries, whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of HighGold and its subsidiaries, take as a whole;

(c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share issuance, business combination, reorganization, recapitalization, liquidation, dissolution, share reclassification, winding-up or other similar transaction or series of transactions involving HighGold or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of HighGold and its subsidiaries, take as a whole;

(d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement.

“Affected Securities” means the HighGold Shares and the HighGold Options.

“Affected Securityholder Approval” means the approval of the HighGold Resolution by the Affected Securityholders at the HighGold Meeting in accordance with Section 2.2(c).

“Affected Securityholders” means the HighGold Shareholders and the HighGold Optionholders.

“affiliate” means an “affiliated entity” within the meaning of MI 61-101.

“Agreement” means this arrangement agreement, including the Schedules hereto, together with the HighGold Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Arrangement” means the arrangement pursuant to Section 288 of the BCBCA with respect to HighGold, the Affected Securityholders, Contango and the Purchaser on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.3 of this Agreement, the Plan of Arrangement or at the direction of the Court in the Interim Order or Final Order with the consent of Contango, the Purchaser and HighGold, each acting reasonably.

“BCBCA” means the Business Corporations Act (British Columbia).

“BCSC” means the British Columbia Securities Commission.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which the banks located in Vancouver, British Columbia are closed or authorized to be closed.

“CIRI ” means Cook Inlet Region, Inc.

“CIRI Exploration Agreement” means the exploration agreement dated July 1, 2023 between CIRI and J T Mining, Inc.

“CIRI Lease Agreement” means the lease agreement dated May 17, 2019 made among CIRI, HighGold and J T Mining, Inc.

“Confidentiality Agreement” means the non-disclosure agreement dated as of January 8, 2024, by and between HighGold and Contango, as supplemented, amended, restated or otherwise modified from time to time.

“Consideration” means the consideration payable pursuant to the Plan of Arrangement to a person who is an Affected Securityholder.

“Contango Annual Report” means Contango’s Annual Report on Form 10-K for the year ended June 30, 2023 and Contango’s Transition Report on Form 10-KT/A, including Amendment No.1, for the transition period from July 1, 2023 to December 31, 2023 filed on EDGAR.

“Contango Board” means the board of directors of Contango as the same is constituted from time to time.

“Contango Concessions” means those mining, mineral or exploration concession, claim, lease, license, Permit or other right to explore for, exploit, develop, mine or produce Minerals from the Contango Material Property or any interest therein which Contango, any of its subsidiaries, owns or has a right or option to acquire or use.

“Contango Financial Statements” has the meaning ascribed thereto in Section 4.1(j).

“Contango Lands” means any interests and rights in real and immoveable property interests, including property rights, fee lands, possession rights, licenses, leases, rights of way, rights to use, surface rights or easements with respect to the Contango Material Property, which Contango or any of its subsidiaries has a right in or interest in or has an option or other right to acquire or use.

“Contango Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences, circumstances or states of fact, is or would reasonably be expected to be, material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Contango and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts resulting from:

(a) the public announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b) any changes in general political, economic or financial conditions in the United States or Canada;

(c) any change or proposed change in any applicable Laws or the interpretation, application or non-application of any applicable Laws by any Governmental Entity;

(d) any generally applicable changes in U.S. GAAP;

(e) any natural disaster, war, armed hostilities or act of terrorism;

(f) any epidemic, pandemic or outbreak of illness or health crisis or public health event, or any worsening of any of the foregoing;

(g) conditions generally affecting the mining industry;

(h) any change in currency exchange, interest or inflation rates;

(i) any change in the market price of gold; or

(j) any decrease in the market price or any decline in the trading volume of Contango Shares on the NYSE American (it being understood that any cause underlying such change in market price or trading volume may be taken into account in determining whether a Contango Material Adverse Effect has occurred), provided that, notwithstanding the foregoing, any change, effect, event, occurrence, circumstance or state of facts described in clauses (b), (c), (d), (e), (f), (g) and (h) of this definition shall constitute a Contango Material Adverse Effect to the extent that any such change, effect, event, occurrence, circumstance or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate material adverse impact on the business, properties, assets, Permits, capital, liabilities, operations, results of operations or condition (financial or otherwise) of Contango and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “Contango Material Adverse Effect” has occurred.

“Contango Material Contracts” means the Contracts of Contango or any of its subsidiaries set out in Item 15. (b). Exhibits of the Contango Annual Report that comprises part of the Contango Public Disclosure Record.

“Contango Material Property” means the Manh Choh project in Alaska.

“Contango Public Disclosure Record” means all documents and information filed by Contango under U.S. Securities Laws since January 1, 2021 and publicly available on EDGAR.

“Contango’s Representatives” means officers, directors, financial advisors, lawyers, accountants and advisors to Contango.

“Contango Response Period” has the meaning ascribed thereto in Section 8.2(g)(v).

“Contango Share” means a share of common stock in the authorized share structure of Contango.

“Contango Technical Reports” has the meaning ascribed thereto in Section 4.1(o).

“Contract” means any written or oral contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation to which HighGold or Contango, respectively, or any of their respective subsidiaries is a party or by which HighGold or Contango, respectively, or any of their respective subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Corruption Acts” has the meaning ascribed thereto in Section 3.1(ss)(ii).

“Court” means the Supreme Court of British Columbia.

“Credit and Guarantee Agreement” means the credit and guarantee agreement dated as of May 17, 2023 by and among CORE Alaska, LLC, Contango, Contango Lucky Shot Alaska, LLC (formerly Alaska Gold Torrent, LLC), Contango Minerals Alaska, LLC, ING Capital LLC and Macquarie Bank Limited.

“CSA” means the Canadian Securities Administrators.

“Data Related Vendors” has the meaning ascribed there to in Section 3.1(ff)(v).

“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Arrangement.

“Dissent Rights” means the rights of dissent exercisable by registered HighGold Shareholders as of the record date of the HighGold Meeting, described in Section 5.1 of the Plan of Arrangement.

“Dissenting Shareholder” means a registered HighGold Shareholder as of the record date of the HighGold Meeting that validly exercises the Dissent Rights in strict compliance with Sections 237 to 247 of the BCBCA, as modified by the Interim Order or the Final Order and Section 5.1 of the

Plan of Arrangement and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval website.

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.8(a).

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement.

“Environmental Laws” means all applicable federal, provincial, regional, municipal, local or other Laws, imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means, with respect to any person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any Hazardous Substance or any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all Permits under any Environmental Laws.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Contango, the Purchaser and HighGold, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of Contango, the Purchaser and HighGold, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to Contango, the Purchaser and HighGold, each acting reasonably).

“Financial Advisory Agreement” means the engagement letter dated April 8, 2024 between HighGold and the HighGold Financial Advisor.

“First Nations” means any first nations, indigenous or aboriginal persons, tribe or Indian band of the United States of America, including Métis communities.

“Form 51-102F5” means Form 51-102F5 as prescribed in National Instrument 51-102 – Continuous Disclosure Obligations.

“Governmental Entity” means (a) any multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, minister, ministry, bureau, agency or instrumentality, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange, including the NYSE American and TSXV.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including metals, petroleum, polychlorinated biphenyls, asbestos and urea- formaldehyde insulation, and any other material or contaminant regulated or defined pursuant to any Environmental Law.

“HighGold” means HighGold Mining Inc.

“HighGold Benefit Plans” has the meaning ascribed thereto in Section 3.1(dd)(i).

“HighGold Board” means the board of directors of HighGold as the same is constituted from time to time.

“HighGold Board Recommendation” has the meaning ascribed thereto in Section 3.1(a).

“HighGold Change in Recommendation” has the meaning ascribed thereto in Section 9.2(a)(iii)(A).

“HighGold Circular” means the notice of the HighGold Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to Affected Securityholders in connection with the HighGold Meeting, as amended, supplemented or otherwise modified from time to time.

“HighGold Concessions” means any mining, mineral or exploration concession, claim, lease, license, Permit or other right to explore for, exploit, develop, mine or produce Minerals or any interest therein which HighGold or any of its subsidiaries owns or has a right or option to acquire or use.

“HighGold Disclosure Letter” means the disclosure letter executed by HighGold and delivered to Contango and the Purchaser concurrently with the execution of this Agreement.

“HighGold Equity Incentive Plan” means the HighGold 2022 Omnibus Share Incentive Plan approved by the HighGold shareholders on August 25, 2022.

“HighGold Fairness Opinions” has the meaning ascribed thereto in Section 3.1(b).

“HighGold Financial Advisor” means Agentis Capital Mining Partners.

“HighGold Financial Statements” has the meaning ascribed thereto in Section 3.1(m).

“HighGold In-The-Money Option” means a HighGold Option in respect of which the HighGold Option In-The-Money Amount, determined on the last Business Day immediately preceding the Effective Date, is a positive amount.

“HighGold Information Security” has the meaning ascribed thereto in Section 3.1(ff)(i).

“HighGold Lands” means any interests and rights in real and immoveable property interests, including property rights, fee lands, possession rights, licenses, leases, rights of way, rights to use, surface rights or easements which HighGold or any of its subsidiaries have a right in or interest in or have an option or other right to acquire or use.

“HighGold Locked-Up Shareholders” means all directors and officers of HighGold, all of whom have entered into the HighGold Voting Agreements.

“HighGold Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences, circumstances or states of fact, is or would reasonably be expected to be material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of HighGold and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts resulting from:

(a) the public announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b) any changes in general political, economic or financial conditions in the United States of American or Canada;

(c) any change or proposed change in any applicable Laws or the interpretation, application or non-application of any applicable Laws by any Governmental Entity;

(d) any generally applicable changes in IFRS;

(e) any natural disaster, armed hostilities, war or act of terrorism;

(f) any epidemic, pandemic or outbreak of illness health crisis or public health event, or any worsening of any of the foregoing;

(g) conditions generally affecting the mining industry;

(h) any change in currency exchange, interest or inflation rates;

(i) any change in the market price of gold; or

(j) any decrease in the market price or any decline in the trading volume of HighGold Shares on the TSXV (it being understood that any cause underlying such change in market price or trading volume may be taken into account in determining whether a HighGold Material Adverse Effect has occurred), provided that, notwithstanding the foregoing, any change, effect, event, occurrence or state of facts described in clauses (b), (c), (d), (e), (f), (g) and (h) of this definition shall constitute a HighGold Material Adverse Effect to the extent that any such change, effect, event, occurrence, circumstance or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate material adverse impact on the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of HighGold and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “HighGold Material Adverse Effect” has occurred.

“HighGold Material Contracts” means the CIRI Lease Agreement, the CIRI Exploration Agreement, the Zoic Sublease Agreement and the Financial Advisory Agreement.

“HighGold Meeting” means the special meeting of Affected Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the HighGold Resolution.

“HighGold Office Leases” means the office leases listed in Schedule 3.1(u) of the HighGold Disclosure Letter.

“HighGold Option” means an option to purchase a HighGold Share granted pursuant to the HighGold Equity Incentive Plan.

“HighGold Option In-The-Money Amount” in respect of a HighGold Option means the amount, if any, by which the total fair market value (determined immediately before the Effective Time) of the HighGold Share that a holder is entitled to acquire on exercise of such HighGold Option immediately before the Effective Time exceeds the aggregate exercise price to acquire such HighGold Share.

“HighGold Optionholder” means a holder of one or more HighGold Options.

“HighGold Out-of-the-Money Option” means a HighGold Option other than a HighGold In-The-Money Option.

“HighGold Public Disclosure Record” means all documents and information filed by HighGold under applicable Securities Laws since January 1, 2021 and publicly available on SEDAR+.

“HighGold Resolution” means the special resolution to be considered by the Affected Securityholders at the HighGold Meeting, substantially on the terms and in the form attached as Schedule B to this Agreement.

“HighGold RSU” means a restricted share unit awarded pursuant to the HighGold Equity Incentive Plan.

“HighGold Security” means a HighGold Share, HighGold Option, HighGold RSU or HighGold Warrant.

“HighGold Securityholder” means a holder of one or more HighGold Securities.

“HighGold Share” means a common share in the authorized share structure of HighGold.

“HighGold Shareholder” means a holder of one or more HighGold Shares.

“HighGold Technical Report” has the meaning ascribed thereto in Section 3.1(x).

“HighGold Voting Agreements” mean the voting support agreements (including all amendments thereto) between Contango and the HighGold Locked-Up Shareholders.

“HighGold Warrants” means the 75,500 common share purchase warrants of HighGold, entitling the holder to purchase one HighGold Share for each HighGold Warrant held at an exercise price of $0.45 until August 19, 2024.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time.

“including”, “includes” or similar expressions are not intended to be limiting and are deemed to be followed by the expression “without limitation”.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases (including assay), data collections, and drawings; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 291 of the BCBCA in a form and substance acceptable to Contango, the Purchaser and HighGold, each acting reasonably, providing for, among other things, the calling and holding of the HighGold Meeting, as the same may be amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to Contango, the Purchaser and HighGold, each acting reasonably).

“Johnson Tract Project” means HighGold’s polymetallic gold, zinc, copper, silver and lead project located in the south-central coastal Alaska, USA.

“Key Regulatory Approvals” means those consents, orders, exemptions, permits and other approvals of Governmental Entities as set out in Schedule C hereto.

“Key Third Party Consents” means those consents, approvals and notices required from any third party to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, as set out in Schedule D hereto.

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including, where applicable, the TSXV and the NYSE American), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, assets, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, assets, property or securities.

“Liens” means any hypothec, mortgage, pledge, assignment, lien, charge, security interest, encumbrance, adverse right or claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Mailing Deadline” means June 5, 2024, or such other date as may be agreed between the Parties.

“material fact” has the meaning ascribed thereto in the Securities Act.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Minerals” means all ores, and ores and concentrates derived therefrom, of precious, base and industrial minerals, including diamonds, which may be lawfully explored for, mined and sold.

“misrepresentation” has the meaning ascribed thereto in the Securities Act.

“Money Laundering Laws” has the meaning ascribed thereto in Section 3.1(tt).

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer.

“NYSE American” means the NYSE American Stock Exchange.

“Onyx” means Onyx Gold Corp.

“Onyx Lock-Up Agreement” means the lock-up agreement in substantially the form of Schedule E.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“ordinary course of business” means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person.

“Outside Date” means the date that is five months following the date of this Agreement, or such later date as may be agreed to in writing by the Parties.

“Parties” means Contango, the Purchaser and HighGold, and “Party” means any of them.

“Permit” means any license, permit, certificate, consent, Order, grant, approval, classification, waiver, writ, consent, registration or other authorization of or from any Governmental Entity.

“person” includes an individual, sole proprietorship, partnership, association, body corporate, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, Governmental Entity or any other entity, whether or not having legal status.

“Personal Information” means information in the possession or under the control of HighGold or any if its subsidiaries about an identifiable individual.

“Plan of Arrangement” means the plan of arrangement of HighGold, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or upon the direction of the Court (with the prior written consent of Contango, the Purchaser and HighGold, each acting reasonably) in the Final Order.

“Privacy Legal Requirements” has the meaning ascribed thereto in Section 3.1(ff)(iii).

“Proceeding” means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity.

“Purchaser” means Contango Mining Canada Inc.

“Qualified Person” has the meaning ascribed to such term in NI 43-101.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in relation to the transactions contemplated hereby.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of a Hazardous Substance in the indoor or outdoor environment, including the movement of a Hazardous Substance through or in the air, soil, surface water, ground water or property.

“Representatives” means, with respect to any person, its and its subsidiaries’ officers, directors, employees, representatives (including any financial and other advisors) and agents.

“Returns” means all reports, forms, elections, statements, declarations, designations, notices, filings, returns and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto made, prepared, filed or required to be made, prepared or filed by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.3.

“Securities Act” means the Securities Act (British Columbia).

“Securities Authorities” means, collectively, the BCSC and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada.

“Securities Laws” means the Securities Act and the securities legislation of each other province of Canada and the rules, regulations, forms, published instruments, policies, bulletins and notices of the Securities Authorities made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“SEDAR+” means CSA’s System for Electronic Document Analysis Retrieval+ website.

“subsidiary” has the meaning ascribed to it in National Instrument 45-106 – Prospectus Exemptions, in force as of the date of this Agreement.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from an arm’s length third party that is made after the date of this Agreement (and is not obtained in violation of this Agreement) to acquire all of the outstanding HighGold Shares (other than HighGold Shares beneficially owned by the person or persons making such Acquisition Proposal) or all or substantially all of the assets of HighGold and its subsidiaries on a consolidated basis, and (a) that did not result from or arise in connection with a breach of this Agreement; (b) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal; (c) that, if it relates to the acquisition of HighGold Shares, is made to all HighGold Shareholders on the same terms and conditions; (d) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the HighGold Board, acting in good faith (and after receiving the advice of its outside legal advisors and financial advisors), that adequate arrangements have been made in respect of any required financing required to complete such Acquisition Proposal; (e) that is not subject to any due diligence or access condition; (f) that complies with Securities Laws; (g) in respect of which the HighGold Board unanimously determines, in its good faith judgment, after receiving the advice of its outside legal advisors and financial advisors, that (A) failure to recommend such Acquisition Proposal to the HighGold Shareholders would be inconsistent with its fiduciary duties under applicable Law; and (B) having regard for all of the terms and conditions of the Acquisition Proposal, including all financial, legal, regulatory and other aspects of such proposal and the person making such proposal, such Acquisition Proposal, will, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the HighGold Shareholders from a financial point of view than the transactions contemplated by this Agreement, after taking into account any amendment to the terms of this Agreement and the Plan of Arrangement proposed by the Purchaser pursuant to Section 9.3.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, digital services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, global minimum or “Pillar 2” taxes, GST/HST, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, and any instalments in respect thereof, together with any tax indemnity obligation, interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not.

“Termination Fee” has the meaning ascribed thereto in Section 8.3(c).

“TSXV” means the TSX Venture Exchange.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934 as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Securities Act” means the United States Securities Act of 1933 as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. federal securities laws, including without limitation, the U.S. Securities Act, the U.S. Exchange Act and applicable securities laws of any state of the United States.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“Zoic Sublease Agreement” means the Offer to Sublease dated June 24, 2022 between HighGold and Zoic Studios BC Inc.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not any particular article, section, subsection, paragraph or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3 Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4 Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Statutory References

Any reference in this Agreement to a statute includes all rules and regulations made thereunder, all amendments to such statute, rule or regulation in force from time to time and any statute, rule or regulation that supplements or supersedes such statute, rule or regulation.

1.6 Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.7 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in required to be made shall be made in accordance with IFRS consistently applied.

1.8 Knowledge

In this Agreement, (a) references to “the knowledge of HighGold” means the knowledge of Darwin Green (President and Chief Executive Officer) and Aris Morfopoulos (Chief Financial Officer) after due enquiry, and (b) references to “the knowledge of Contango” means the knowledge of Rick Van Nieuwenhuyse (President, CEO) and Michael Clark (Chief Financial Officer) after due enquiry.

1.9 Disclosure Letter

The HighGold Disclosure Letter and all information contained in the HighGold Disclosure Letter is confidential information and subject to the terms and conditions of the Confidentiality Agreement.

1.10 Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	Plan of Arrangement
Schedule B	HighGold Resolution
Schedule C	Key Regulatory Approvals
Schedule D Schedule E	Key Third Party Consents Onyx Lock-Up Agreement

Article 2
THE ARRANGEMENT

2.1 Arrangement

HighGold, Contango and the Purchaser agree that the Arrangement shall be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2 Interim Order

HighGold shall, as soon as reasonably practicable following the date of this Agreement, and in any event in sufficient time to file, furnish and mail the HighGold Circular in accordance with Section 2.5, apply to the Court in a manner acceptable to Contango, acting reasonably, pursuant to subsection 291 of the BCBCA and, in cooperation with Contango, prepare, file and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the HighGold Meeting and for the manner in which such notice is to be provided;

(b) for confirmation of the record date for the purposes of determining the Affected Securityholders entitled to vote at the HighGold Meeting (which date shall be fixed and filed by HighGold in consultation with Contango, acting reasonably) and that such record date will not change in respect of any adjournment(s) or postponement(s) of the HighGold Meeting;

(c) that the requisite approval for the HighGold Resolution shall be:

(i) 66⅔% of the votes cast on the HighGold Resolution by the HighGold Shareholders present in person or represented by proxy at the HighGold Meeting, with each HighGold Share entitling a HighGold Shareholder to one vote; and

(ii) 66⅔% of the votes cast on the HighGold Resolution by the Affected Securityholders present in person or represented by proxy at the HighGold Meeting voting together as members of a single class, with each Affected Security entitling an Affected Securityholder to one vote;

(d) that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of HighGold’s constating documents, including quorum requirements and all other matters, shall apply in respect of the HighGold Meeting;

(e) for the grant of Dissent Rights to those HighGold Shareholders who are registered holders of HighGold Shares as of the record date of the HighGold Meeting;

(f) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g) that the HighGold Meeting may be adjourned or postponed from time to time by the HighGold Board subject to the terms of this Agreement without the need for additional approval of the Court;

(h) that each Affected Securityholder will have the right to appear before the Court at the hearing of the application for the Final Order so long as they enter an appearance within a reasonable time and are in accordance with the procedures set out in the Interim Order;

(i) that the deadline for the submission of proxies by Affected Securityholders for the HighGold Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the HighGold Meeting, subject to waiver by HighGold in accordance with the terms of this Agreement;

(j) that it is the Parties’ intention to rely on the Section 3(a)(10) Exemption and similar exemptions from applicable securities Laws of any state of the United States with respect to the issuance of Contango Shares to Affected Securityholders pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to the Affected Securityholders and based on the Court’s approval of the Arrangement following a hearing at which the Affected Securityholders are permitted to appear and be heard;

(k) that each Affected Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time in accordance with the procedures set out in the Interim Order; and

(l) for such other matters as Contango and the Purchaser may reasonably require subject to obtaining the prior written consent of HighGold, such consent not to be unreasonably withheld or delayed.

2.3 U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Contango Shares to be issued to Affected Securityholders in exchange for their HighGold Shares and HighGold Options to be issued pursuant to the Plan of Arrangement will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”) and pursuant to exemptions from applicable securities Laws of any state of the United States. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a) the procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b) the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement to the Affected Securityholders;

(c) the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the Affected Securityholders;

(d) HighGold will ensure that each Affected Securityholder will be given adequate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e) Affected Securityholders will be advised that the Contango Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Contango in reliance on the Section 3(a)(10) Exemption;

(f) the Interim Order will specify that each Affected Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time in accordance with the procedures set out in the Interim Order and in accordance with the requirements of the Section 3(a)(10) Exemption;

(g) the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement to the Affected Securityholders; and

(h) the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the Affected Securityholders, and the Final Order shall include a statement to substantially the following effect:

“This Order shall serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by such act regarding the distribution of securities pursuant to the Plan of Arrangement.”

2.4 HighGold Meeting

(a) Subject to the terms of this Agreement, HighGold shall convene and conduct the HighGold Meeting in accordance with the Interim Order, HighGold’s notice of articles and articles and applicable Law as soon as reasonably practicable, and in any event on or before July 2, 2024 (and, in that regard, HighGold shall abridge, as necessary, any time periods that may be abridged under NI 54-101). Except as required by applicable Law, or with the prior written consent of Contango and the Purchaser, which shall not be unreasonably withheld or delayed, the HighGold Resolution shall be the only matter of business transacted at the HighGold Meeting.

(b) Subject to the terms of this Agreement, HighGold shall use its commercially reasonable efforts to solicit proxies (i) in favour of the approval of the HighGold Resolution and take all other action necessary or desirable to secure the approval of the HighGold Resolution and all other matters to be brought before the HighGold Meeting intended to facilitate and complete the transactions contemplated by this Agreement, and (ii) against any resolution submitted by any Affected Securityholder that is inconsistent with the HighGold Resolution and the completion of the transactions contemplated by this Agreement, including, if so requested by Contango, using proxy solicitation services, as requested by Contango, acting reasonably.

(c) HighGold shall provide Contango with copies of or access to information regarding the HighGold Meeting generated by any proxy solicitation services firm engaged by HighGold, as requested from time to time by Contango.

(d) HighGold shall give notice to Contango of the HighGold Meeting and allow Contango’s Representatives and legal counsel to attend the HighGold Meeting.

(e) HighGold shall advise Contango as Contango may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the HighGold Meeting, as to the aggregate tally of the proxies received by HighGold in respect of the HighGold Resolution and any other matters properly brought before the HighGold Meeting.

(f) HighGold will promptly advise Contango and the Purchaser of any communication (orally or in writing) from any Affected Securityholder in opposition to the Arrangement.

(g) HighGold will promptly advise Contango and the Purchaser of any written notice of dissent or purported exercise by any HighGold Shareholder of Dissent Rights received by HighGold in relation to the HighGold Resolution and any withdrawal of Dissent Rights received by HighGold. HighGold shall provide Contango with an opportunity to review and comment on any written communications sent by or on behalf of HighGold to any HighGold Shareholder who is exercising or purporting to exercise Dissent Rights in relation to the HighGold Resolution and shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Contango and the Purchaser.

(h) HighGold shall, upon the request from time to time by Contango, promptly deliver to Contango (i) lists of all registered HighGold Shareholders and other security holders of HighGold, showing the name and address of each holder and the number of HighGold Shares or other securities of HighGold held by each such holder, and securities positions, and (ii) from time to time, at the request of Contango, updated or supplemental lists setting out any changes from the list(s) referred to in clause (i) of this Section 2.4(h).

(i) HighGold shall not, except as required for quorum purposes, as required by Law or as otherwise permitted under this Agreement, adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the HighGold Meeting without Contango’s and the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, other than as expressly required or permitted in accordance with Section 8.2(k).

(j) HighGold shall not change the record date for the Affected Securityholders entitled to vote at the HighGold Meeting in connection with any adjournment or postponement of the HighGold Meeting unless required by Law.

(k) HighGold shall not, without the prior written consent of Purchaser, waive the deadline for the submission of proxies by Affected Securityholders for the HighGold Meeting.

(l) HighGold shall promptly advise Contango of any communication (written or oral) received by HighGold from the TSXV, any of the Securities Authorities or any other Governmental Entity in connection with the HighGold Meeting.

2.5 HighGold Circular

(a) Subject to Contango and the Purchaser complying with Section 2.5(c), HighGold shall (i) as promptly as reasonably practicable following the date of this Agreement, prepare the HighGold Circular (together with any other documents required by applicable Laws in connection with the HighGold Meeting) in compliance in all material respects with all applicable Laws, and (ii) as promptly as reasonably practicable after obtaining the Interim Order file or furnish, as applicable, the HighGold Circular with respect to the HighGold Meeting in all jurisdictions where the same is required to be filed or furnished and mail the same as required by the

Interim Order and in accordance with all applicable Laws in all jurisdictions where the same is required to be mailed (it being understood that HighGold will so file, furnish and mail the HighGold Circular by no later than the close of business on the Mailing Deadline). If necessary, HighGold shall, in consultation with Contango abridge the timing contemplated by NI 54-101, as provided in section 2.20 thereof (provided, however, that for greater certainty, the foregoing obligation shall not extend to the making of an application for a waiver or exemption from the requirements of NI 54-101).

(b) HighGold shall ensure that the HighGold Circular complies in all material respects with all applicable Laws and the Interim Order, and, without limiting the generality of the foregoing, that the HighGold Circular shall not contain any misrepresentation (except that HighGold shall not be responsible for any information included in the HighGold Circular relating to Contango, the Purchaser and its affiliates that was provided by Contango expressly for inclusion in the HighGold Circular pursuant to Section 2.5(c)) and shall provide Affected Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the HighGold Meeting. The HighGold Circular shall include (a) the HighGold Board Recommendation, (b) a statement that each of the HighGold Locked-Up Shareholders has signed a HighGold Voting Agreement, pursuant to which they have agreed to, among other things, vote all of their Affected Securities in favour of the HighGold Resolution and any other resolution presented at the HighGold Meeting required to give effect to the Arrangement, and (c) a summary and copies of the HighGold Fairness Opinions. The content of the HighGold Circular shall comply with the terms of this Agreement.

(c) Contango shall furnish to HighGold on a timely basis such information regarding Contango, its affiliates, and the Purchaser as may be required by Law or reasonably required by HighGold in the preparation of the HighGold Circular (including, as required by section 14.2 of Form 51-102F5), and Contango shall ensure that such information does not contain any misrepresentation concerning Contango or the Purchaser.

(d) Contango shall use commercially reasonable efforts to obtain any necessary consents from its auditor, Qualified Persons and any other advisors to the use of any financial, technical or other expert information required to be included in the HighGold Circular and to the identification in the HighGold Circular of each such advisor.

(e) Contango and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the HighGold Circular, prior to the HighGold Circular being printed, mailed to Affected Securityholders and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Contango and its legal counsel, provided that all information relating solely to Contango, its affiliates, and the Purchaser included in the HighGold Circular, and any information describing the terms and conditions of this Agreement, the HighGold Voting Agreements or the Plan of Arrangement, shall be in form and content approved in writing by Contango, acting reasonably. HighGold shall provide Contango with final copies of the HighGold Circular prior to its mailing to the Affected Securityholders.

(f) Each of the Parties shall each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of Contango and the Purchaser, only in respect of information relating to Contango, its affiliates or the Purchaser) that the HighGold Circular contains a misrepresentation, or otherwise requires an amendment or supplement to the HighGold Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the HighGold Circular, as required or appropriate, and HighGold shall promptly mail or otherwise publicly disseminate any amendment or supplement to the HighGold Circular to Affected Securityholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

(g) HighGold shall promptly advise Contango and the Purchaser of any communication (written or oral) received by HighGold from the TSXV, any of the Securities Authorities or any other Governmental Entity in connection with the HighGold Circular.

2.6 Final Order

If (a) the Interim Order is obtained and (b) the HighGold Resolution is passed at the HighGold Meeting by Affected Securityholders, as provided for in the Interim Order and as required by applicable Law, HighGold shall as soon as reasonably practicable thereafter and in any event within three Business Days thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA.

2.7 Court Proceedings

Subject to the terms of this Agreement, Contango and the Purchaser will cooperate with, assist and consent to HighGold seeking the Interim Order and the Final Order, including by providing HighGold on a timely basis any information required to be supplied by Contango and the Purchaser in connection therewith, and HighGold will diligently pursue the Interim Order and the Final Order. HighGold will provide legal counsel to Contango and the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with, or submitted to, the Court in connection with the Arrangement (including by providing, on a timely basis and prior to the service and filing of such material, a description of any information required to be supplied by Contango or the Purchaser for inclusion in such material), and will give reasonable and due consideration to all such comments, provided that all information relating to Contango and the Purchaser included in such materials shall be in a form and substance satisfactory to Contango and the Purchaser, each acting reasonably. HighGold will also provide legal counsel to Contango on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence or other documents delivered to HighGold or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order. HighGold shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of

Arrangement. Subject to applicable Law, HighGold will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with Contango and the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Contango and the Purchaser to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases Contango or the Purchaser’s obligations, or diminishes or limits Contango or the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. In addition, HighGold will not object to legal counsel to Contango or the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided that HighGold is advised of the nature of any submissions with reasonably sufficient time prior to such hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. HighGold will also oppose any appearance, proposal or motion from any party on the hearing of the motion for the Interim Order and the application for the Final Order which is inconsistent with this Agreement or the Plan of Arrangement. HighGold will also consult with Contango and the Purchaser with respect to the defense or settlement of any Affected Securityholder or derivative Proceeding and shall not settle in respect of any such Proceeding without Contango and the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If at any time after the issuance of the Final Order and prior to the Effective Date, HighGold is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with Contango and the Purchaser.

2.8 Arrangement and Effective Date

(a) Closing of the Arrangement shall occur, and the Arrangement shall become effective, on the fifth Business Day following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 7 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) or on such other time and date as may be agreed upon by the Parties in writing, and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Laws. From and after the Effective Time, the Plan of Arrangement shall have effect as provided by applicable Law, including the BCBCA.

(b) The closing of the Arrangement will take place (i) by the exchange of documents by PDF or other electronic means, or (ii) at such other place as may be agreed to by the Parties, in each case on the Effective Date at such time as may be agreed to by the Parties, acting reasonably.

2.9 HighGold Options

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement, at the Effective Time:

(a) the vesting of all outstanding HighGold Options shall be accelerated;

(b) all HighGold Options that are HighGold In-The-Money Options shall be exchanged for HighGold Shares (which will be subsequently exchanged for the Consideration) as set out in the Plan of Arrangement;

(c) all HighGold Options that are HighGold Out-of-the-Money Options shall be exchanged for Contango Shares as set out in the Plan of Arrangement; and

(d) each HighGold Optionholder shall cease to be a holder of HighGold Options and all agreements relating to the HighGold Options shall be terminated and shall be of no further force and effect;

all in accordance with and subject to the provisions of the Plan of Arrangement, and HighGold and Contango shall take all such actions as may be necessary or desirable to give effect to the foregoing.

The Parties acknowledge that, prior to the Effective Time, HighGold may, in its sole discretion, acting reasonably: (a) accelerate the vesting of the outstanding HighGold Options; (b) accelerate the vesting or waive vesting criteria for any unvested HighGold RSUs; or (c) accelerate the expiry date of any HighGold Options, in accordance with the terms of the HighGold Equity Incentive Plan, and the HighGold Board may take all such actions as are necessary or desirable to effect the foregoing.

2.10 HighGold Warrants and RSUs

HighGold will cause: (i) all HighGold Warrants to be exercised or cancelled; and (ii) all HighGold RSUs to be vested and cancelled; prior to the Effective Date.

2.11 Payment of Consideration

(a) Contango shall, on behalf of the Purchaser, on or immediately prior to the Effective Date and in any event prior to the closing of the Arrangement, ensure that the Depositary has been provided with sufficient Contango Shares (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) to satisfy the aggregate Consideration payable to the HighGold Shareholders and the HighGold Optionholders of HighGold In-The-Money Options pursuant to the Arrangement. For greater certainty, Contango shall not be required pursuant to this Section 2.11 to provide or deposit in escrow with the Depositary prior to the Effective Date any Contango Shares as Consideration for the HighGold Shares held by HighGold Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection; and

(b) Contango shall, on behalf of the Purchaser, at the Effective Time, deliver or cause to be delivered to HighGold Optionholders of HighGold Out-of-the-Money Options sufficient Contango Shares to satisfy the aggregate Consideration payable to the HighGold Optionholders of HighGold Out-of-the-Money Options pursuant to the Arrangement.

2.12 Announcement and Shareholder Communications

HighGold and Contango shall mutually agree on the form of initial press release to be issued by each of them to announce the transactions contemplated hereby promptly following the execution of this Agreement by the Parties. Contango and HighGold agree to co-operate in the preparation of presentations, if any, to HighGold Shareholders and Contango Shareholders, respectively, regarding the Plan of Arrangement, and prior to the Effective Time no Party shall:

(a) issue any press release or otherwise make public statements with respect to this Agreement or the Plan of Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); or

(b) make any filing with any Governmental Entity with respect to this Agreement or the Plan of Arrangement without the consent of the other Parties (which consent shall not be unreasonably, withheld, conditioned or delayed).

Each Party shall enable the other Party to review and comment on all such press releases prior to the release thereof, shall enable the other Party to review and comment on such filings prior to the filing thereof (other than with respect to confidential information contained in such filing) and shall consider to incorporate the comments of the other Party in good faith; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with applicable Laws, including Securities Laws, and if such disclosure or filing is required and the other Party has not reviewed or commented on the disclosure or filing, the Party making such disclosure or filing shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.13 Withholding Taxes

Contango, the Purchaser, HighGold and the Depositary (in this section, the “payor”), shall each be entitled to deduct and withhold from any Consideration or other amount payable (whether in cash or in kind) or otherwise deliverable to any holder or former holder of HighGold Securities such amounts as the payor may be required to deduct and withhold therefrom under any applicable law in respect of Taxes. To the extent that any amounts are so deducted, withheld and remitted to the appropriate Governmental Entity when required by Law, such amounts shall be treated for all purposes under the Arrangement as having been paid to the person to whom such amounts would otherwise have been paid. To the extent that an amount is required to be deducted or withheld is from any payment to any holder or former holder of Affected Securities otherwise payable to such holder, the payor is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of the Consideration or other amount otherwise payable to such holder or former holder in the form of Contango Shares as is necessary to provide sufficient funds (after deducting commissions payable and other costs and expenses) to the payor to enable it to comply with any deduction and/or withholding permitted or required under this Section 2.13. No payor will be liable for any loss arising out of any sale under this Section 2.13.

2.14 Onyx Lock-Up Agreement

On the Effective Date, Contango shall deliver to Onyx, a duly executed Onyx Lock-Up Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES OF HIGHGOLD

3.1 Representations and Warranties

HighGold hereby represents and warrants to and in favour of Contango and the Purchaser as follows, except to the extent that such representations and warranties are qualified by the HighGold Disclosure Letter and acknowledges that Contango and the Purchaser are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a) Board Recommendation. The HighGold Board, after consultation with its financial and legal advisors, has determined unanimously that the Plan of Arrangement is fair to the Affected Securityholders and is in the best interests of HighGold and has resolved unanimously to recommend to the Affected Securityholders that they vote in favour of the HighGold Resolution (such determination and recommendation, the “HighGold Board Recommendation”).

(b) Fairness Opinions. The HighGold Board has received the oral opinion of the HighGold Financial Advisor and Evans & Evans Inc., which opinions have not been modified, amended, qualified or withdrawn, each to the effect that, as of the date of this Agreement, and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received pursuant to the Plan of Arrangement by the HighGold Shareholders is fair, from a financial point of view, to such HighGold Shareholders (the “HighGold Fairness Opinions”).

(c) Organization and Qualification. HighGold and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. HighGold and each of its subsidiaries is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties and assets owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a HighGold Material Adverse Effect.

(d) Authority Relative to this Agreement. HighGold has the requisite corporate power and capacity to enter into this Agreement and (subject to obtaining the Interim Order, the Final Order and the Affected Securityholder Approval) to perform its obligations hereunder. The execution and delivery of this Agreement by HighGold and the performance by HighGold of its obligations under this Agreement have been duly authorized by the HighGold Board and no other corporate proceedings on the part of HighGold are necessary to authorize the execution and delivery of this Agreement or the performance by HighGold of its obligations under this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement, other than the Interim Order, the Final Order, approval of the HighGold Circular by the HighGold Board and the Affected Securityholder Approval. This Agreement has been duly executed and delivered by HighGold and constitutes a legal, valid and binding obligation of HighGold, enforceable against HighGold in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be generated only in the discretion of a court of competent jurisdiction.

(e) No Violation. Subject to obtaining the approval of the Affected Securityholders, Key Third Party Consents and Key Regulatory Approvals, none of the execution and delivery of this Agreement by HighGold, the performance by HighGold of its obligations hereunder or the completion of the Arrangement pursuant to the Plan of Arrangement, or compliance by HighGold or any of its subsidiaries with any of the provisions hereof will:

(i) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of HighGold or any of its subsidiaries, or result in any material restriction, hindrance, impairment or limitation on the ability of HighGold or any of its subsidiaries to conduct their business as and where it is now being conducted or cause any payment or other obligation to be imposed on HighGold or any of its subsidiaries under any of the terms, conditions or provisions of:

(A) their respective notice of articles, articles or other comparable constating documents; or

(B) any note, bond, mortgage, indenture, loan agreement or deed of trust to which HighGold or any of its subsidiaries is a party or any HighGold Material Contract;

(C) result (with or without notice or the passage of time) in a violation or breach of, or constitute a default under, any provisions of any Law applicable to HighGold or any of its subsidiaries or any of their respective properties or assets; or

(D) cause the suspension or revocation of any Permit currently in effect in respect of HighGold or any of its subsidiaries;

(ii) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any note, bond, mortgage, indenture, loan agreement or deed of trust to which HighGold or any of its subsidiaries is a party or any HighGold Material Contract or under any Permit held by HighGold or any of its subsidiaries; or

(iii) result in the imposition of any Lien upon any property or assets of HighGold or any of its subsidiaries.

(f) Capitalization. The authorized share capital of HighGold consists of an unlimited number of HighGold Shares, without par value. As of the close of business on the Business Day prior to the date of this Agreement, there are issued and outstanding 87,760,828 HighGold Shares. In addition, as of the close of business on the Business Day prior to the date of this Agreement, an aggregate of 8,354,997 HighGold Shares are issuable upon the exercise of HighGold Options, 1,200,000 HighGold Shares are issuable upon the vesting of HighGold RSUs and 75,500 HighGold Shares are issuable upon the exercise of the HighGold Warrants. Except as disclosed above, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by HighGold of any securities of HighGold (including HighGold Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of HighGold (including HighGold Shares) or any of its subsidiaries. All outstanding HighGold Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all HighGold Shares issuable upon the exercise of the HighGold Options, HighGold Warrants or vesting of HighGold RSUs in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. Schedule 3.1(f) to the HighGold Disclosure Letter sets forth, as of the date hereof, the holders of all HighGold Options, HighGold Warrants and HighGold RSUs the number, exercise prices, and expiration dates of each grant to such holders. There are no securities of HighGold or of any of its subsidiaries outstanding which have the right to vote generally (or, other than the HighGold Options, HighGold Warrants and HighGold RSUs, are convertible into, or exchangeable or exercisable for, or may vest into, securities having the right to vote generally) with the HighGold Shareholders on any matter. There are no outstanding contractual or other obligations of HighGold to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of HighGold or any of its subsidiaries having the right to vote with the HighGold Shareholders on any matters.

(g) Shareholder and Similar Agreements. HighGold is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of HighGold.

(h) Reporting Status and Securities Laws Matters. HighGold is a “reporting issuer” and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws, in British Columbia, Alberta and Ontario. No delisting, suspension of trading in or cease trading order with respect to any securities of HighGold and, to the knowledge of HighGold, no inquiry or investigation (formal or informal) of HighGold or the HighGold Public Disclosure Record by any Securities Authority

is in effect or ongoing or, to the knowledge of HighGold, threatened or expected to be implemented or undertaken. The HighGold Shares are listed and posted for trading on the TSXV. HighGold is in compliance with applicable requirements of the TSXV, except where non-compliance would not result in a HighGold Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement.

(i) Ownership of Subsidiaries. All of the issued and outstanding shares of capital stock and other ownership interests in each of the subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests are legally and beneficially owned, directly or indirectly, by HighGold free and clear of all Liens and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other ownership interests in or material assets or properties of a subsidiary. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any of the subsidiaries to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into, or exchangeable or exercisable for, any shares of its share capital or other ownership interests. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third party the right to acquire any shares or other ownership interests in any of the subsidiaries.

(j) Regulatory Approvals. Other than the Key Regulatory Approvals, there are no approvals required from, or notices required to be given to, any Governmental Entity which would prevent or materially delay consummation by HighGold of the transactions contemplated by this Agreement and the Arrangement.

(k) Consents. Other than the Key Third Party Consents, there are no consents or waivers required from any party under any HighGold Material Contract to which HighGold or its subsidiaries are a party in order for HighGold to proceed with the completion of the transactions contemplated by this Agreement or the Arrangement pursuant to the Plan of Arrangement.

(l) Public Filings. HighGold has filed or furnished, as applicable, all documents in the HighGold Public Disclosure Record required to be filed or furnished by it in accordance with applicable Securities Laws and the requirements of the TSXV. All such documents and information comprising the HighGold Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto): (i) did not contain any misrepresentation; and (ii) complied in all material respects with the requirements of applicable Securities Laws and the applicable policies of the TSXV relating to continuous disclosure requirements. HighGold has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement, remains confidential. Since January 1, 2021, there has been no change in a material fact or a material change (as those terms are defined under the Securities Act) in relation to HighGold, except for: (A) changes in material facts or material changes that are reflected in a document included in the HighGold Public Disclosure Record and (B) this Agreement and the transactions contemplated hereby.

(m) HighGold Financial Statements.

(i) HighGold’s audited financial statements as at and for the financial years ended December 31, 2022 and December 31, 2023 (including the notes thereto and the report of the auditors thereon) (the “HighGold Financial Statements”) were prepared in accordance with IFRS consistently applied and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of HighGold and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of HighGold and its subsidiaries on a consolidated basis. There has been no material change in HighGold’s accounting policies since December 31, 2023, except as required by IFRS.

(ii) The management of HighGold has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by HighGold in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by HighGold in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to HighGold’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii) HighGold maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of HighGold and its subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of HighGold and its subsidiaries are being made only with authorizations of management and directors of HighGold and its subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of HighGold or its subsidiaries that could have a material effect on its financial statements.

(iv) To the knowledge of HighGold: (A) there are no material weaknesses in the design and implementation or maintenance of its internal control over financial reporting of HighGold that are reasonably likely to adversely affect the ability of HighGold to record, process, summarize and report financial information; and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of HighGold.

(v) Since December 31, 2023, neither HighGold nor any of its subsidiaries nor, to HighGold’s knowledge, any director, officer, employee, auditor, accountant or Representative of HighGold or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HighGold or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that HighGold or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the HighGold Board.

(n) Books and Records. The financial books, records and accounts of HighGold and its subsidiaries, in all material respects: (i) have been maintained, in the case of HighGold in accordance with IFRS, and in the case of its subsidiaries in accordance with generally accepted accounting principles of their respective governing jurisdictions; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of HighGold and its subsidiaries; and (iii) accurately and fairly reflect the basis for the HighGold Financial Statements. The corporate records and minute books for each of HighGold and its subsidiaries contain, in all material respects, complete and accurate minutes of all meetings and resolutions of the directors and shareholders of HighGold and each of its subsidiaries held and/or passed, as applicable, since their incorporation or amalgamation, as the case may be.

(o) No Undisclosed Liabilities. Other than as disclosed in the most recent HighGold Financial Statements filed, or furnished, as applicable, on SEDAR+, as incurred in the ordinary course of business since the date of such financial statements, or as disclosed in this Agreement, HighGold and its subsidiaries have no outstanding material indebtedness or material liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the material accrued, contingent or other obligations, liabilities or indebtedness of any nature, of any person, either matured or unmatured.

(p) No HighGold Material Adverse Effect. Since December 31, 2023, there has been no HighGold Material Adverse Effect.

(q) No Dividend or Distribution. Since December 31, 2023, there has been no dividend or distribution of any kind declared, paid or made by HighGold on any HighGold Shares.

(r) Contracts. Schedule 3.1(r) of the HighGold Disclosure Letter includes a complete and accurate list of all HighGold Material Contracts. Neither HighGold or any of its subsidiaries is a party to any contract that is material to HighGold and its subsidiaries, taken as a whole, other than the HighGold Material Contracts. All HighGold Material Contracts are in full force and effect, and HighGold or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. HighGold has made available to Contango for inspection true and complete copies of all HighGold Material Contracts. All of the HighGold Material Contracts are valid and binding obligations of HighGold enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. HighGold and its subsidiaries have complied in all material respects with all terms of such HighGold Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of HighGold or any of its subsidiaries or, to the knowledge of HighGold or any of its subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the HighGold Material Contracts. As at the date of this Agreement, neither HighGold nor any of its subsidiaries has received written notice that any party to a HighGold Material Contract intends to cancel, terminate or otherwise modify or not renew such HighGold Material Contract, and to the knowledge of HighGold or any of its subsidiaries, no such action has been threatened. Neither HighGold nor any of its subsidiaries is a party to any HighGold Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of HighGold or any of its subsidiaries.

(s) Litigation. Other than as set out in the HighGold Disclosure Letter, there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of HighGold, threatened affecting HighGold or any of its subsidiaries or affecting any of the HighGold Concessions, property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. Neither HighGold nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding judgement, order, writ, injunction or decree.

(t) Taxes.

(i) Each of HighGold and its subsidiaries, in all material respects, has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Entity and in all material respects, has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

(ii) Each of HighGold and its subsidiaries, in all material respects, has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it.

(iii) None of HighGold or any of its subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any Return covering any Taxes for which HighGold or any of its subsidiaries is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which HighGold or any of its subsidiaries is or may be liable; (iii) HighGold or any of its subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which HighGold or any of its subsidiaries is or may be liable.

(iv) Neither HighGold nor any of its subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that could, in and of itself, require a material amount to be included in the income of HighGold or any of its subsidiaries for any period ending after the Effective Date.

(v) To the knowledge of HighGold, there are no proceedings, investigations, audits or claims now pending or threatened against HighGold or any of its subsidiaries in respect of any Taxes, there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes and neither HighGold nor or any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted in writing or, to the knowledge of HighGold, threatened in writing.

(vi) There are no rulings or closing agreements relating to HighGold or any of its subsidiaries which may affect HighGold’s or any of its subsidiaries’ liability for Taxes for any taxable period commencing after the Effective Date.

(vii) Each of HighGold and its subsidiaries, in all material respects, has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any employees, officers or directors and any non-resident person), and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.

(viii) Each of HighGold and its subsidiaries, in all material respects, has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(ix) Each of HighGold and its subsidiaries, if legally required to do so, is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax.

(x) Except pursuant to this Agreement or as specifically disclosed in writing to Contango, for purposes of the Tax Act or any other applicable Tax statute, no person or group of persons has ever acquired or had the right to acquire control of HighGold or any of its subsidiaries.

(xi) For any transactions between HighGold or any of its subsidiaries and any person who is not resident in Canada for purposes of the Tax Act with whom HighGold or any of its subsidiaries was not dealing at arm’s length for purposes of the Tax Act, HighGold or its subsidiaries has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act (or comparable provisions of any other applicable legislation).

(xii) None of HighGold or any of its subsidiaries has acquired property from a non-arm’s length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act (or comparable provisions of any other applicable Tax legislation).

(xiii) Each of HighGold and its subsidiaries has complied in all material respect with the transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documents and disclosure requirements thereunder.

(xiv) No jurisdiction or authority in which HighGold or a subsidiary, as applicable, does not file a Return has alleged that HighGold or such subsidiary, as applicable, is required to file such a Return.

(xv) HighGold has not applied for any Canada Emergency Wage Subsidy or Canada Emergency Rent Subsidy, in each case as provided for under section 125.7 of the Tax Act, or any analogous or similar pandemic, epidemic or health crisis relief measures enacted by the Government of Canada or any province or territory thereof.

(xvi) HighGold is not, and has never been, in default of any of its legal obligations in respect of any “flow-through share” financings previously undertaken by it.

(xvii) None of sections 78, 79 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) have applied to HighGold or any of its subsidiaries, and there are no circumstances existing which could reasonably be expected to result in the application of sections 78, 79 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) to HighGold or any of its subsidiaries.

(xviii) There are no circumstances which exist and would result in, or which have existed and resulted in, section 17 of the Tax Act (or comparable provisions of any other applicable legislation) applying to HighGold or to any of its subsidiaries. Neither HighGold nor any of its subsidiaries is obligated to make any payments or is a party to any agreement under which it could be obligated to make any payment that will not be deductible in computing its income under the Tax Act by virtue of Section 67 of the Tax Act (or comparable provisions of any other applicable legislation).

(xix) None of HighGold or any of its subsidiaries is a party to any agreement, understanding or arrangement relating to the allocation or sharing of Taxes.

(xx) For the purposes of the Tax Act, any applicable Tax treaty and any other relevant Tax purposes (i) HighGold is resident in, and is not a non-resident of, Canada, and is a “taxable Canadian corporation”; and (ii) each of its subsidiaries is resident in the jurisdiction in which it was formed, is not resident in any other country, and if resident in Canada and is a corporation, is a “taxable Canadian corporation”.

(u) Property.

(i) All of the HighGold Concessions are listed in Schedule 3.1(u)(iii) of the HighGold Disclosure Letter. The HighGold Concessions are the only mineral tenures that HighGold or any of its subsidiaries have any legal or equitable interest in and that are required to conduct HighGold’s or any of its subsidiaries business as now conducted.

(ii) The HighGold Lands are the only interests in real property (other than the HighGold Concessions and the HighGold Office Leases) that are required to conduct HighGold’s or any of its subsidiaries’ business as now conducted.

(iii) Each of the HighGold Concessions and HighGold Lands is in good standing in all material respects and is held by HighGold free and clear of all material Liens other than as disclosed in Schedule 3.1(u)(iii) of the HighGold Disclosure Letter, and no person has any agreement or right to acquire an interest in such assets.

(iv) Subject to the terms of the CIRI Exploration Agreement and the CIRI Lease Agreement, HighGold has exclusive possession of, and the exclusive right to deal with, the HighGold Concessions and HighGold Lands.

(v) Other than as disclosed in Schedule 3.1(u)(v) of the HighGold Disclosure Letter, there are no mineral royalty obligations, metals streaming obligations or similar obligations affecting the HighGold Concessions or the HighGold Lands or the production or revenues or profits therefrom and no other person has any right to acquire any interest in such obligations.

(vi) Any and all assessment work required to have been performed and filed in respect of the HighGold Concessions as of the date of this Agreement has been performed and filed in all material respects.

(vii) All material mining fees, Taxes and other payments required to have been paid by HighGold or any of its subsidiaries in respect of the HighGold Concessions as of the date of this Agreement have been paid.

(viii) Any and all material filings required to have been filed by HighGold or any of its subsidiaries in respect of the HighGold Concessions as of the date of this Agreement have been filed.

(ix) Subject to the terms of the CIRI Exploration Agreement and the CIRI Lease Agreement and other than as disclosed in Schedule 3.1(u)(ix) of the HighGold Disclosure Letter, HighGold has all the surface rights from landowners or Governmental Entities permitting the entry and use of land by HighGold and such subsidiaries over which the HighGold Concessions are located and, to the knowledge of HighGold, there is no illegal occupation of such HighGold Lands by any person.

(x) no other person has any material interest in the HighGold Concessions or the HighGold Lands.

(xi) Other than as disclosed in Schedule 3.1(u)(xi) of the HighGold Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal, rights of first offer, option rights, royalty rights, rights of participation or similar provisions which would materially affect HighGold’s or its subsidiaries’ interests in the HighGold Concessions.

(xii) There are no adverse claims, actions, suits or proceedings pending or, to the knowledge of HighGold, that are threatened, affecting the HighGold Concessions or the HighGold Lands.

(xiii) Neither HighGold nor its subsidiaries have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke HighGold’s or its subsidiaries’ interests in the HighGold Concessions.

(xiv) No material dispute exists or, to the knowledge of HighGold, is pending or threatened in connection with the ownership, access to or use of any HighGold Concessions or HighGold Lands between HighGold or any of its Subsidiaries and: (A) any surface landowner; (B) other mining companies; (C) a concessionaire of hydrocarbon rights; or (D) any Governmental Entity.

(v) Operational Matters.

(i) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect property or asset of HighGold or any of its subsidiaries, including the HighGold Concessions and HighGold Lands, have been, in all material respects:

(A) duly paid;

(B) duly performed; or

(C) provided for prior to the date hereof;

(ii) all costs, expenses and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which HighGold or any of its subsidiaries is directly or indirectly bound, have been properly and timely paid, in all material respects, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business;

(iii) any and all operations of HighGold and each of its subsidiaries and, to the knowledge of HighGold, any and all operations by third parties, on or in respect of the assets and properties of HighGold or any of its subsidiaries, have been conducted in a good, workmanlike and efficient manner in accordance with sound mining and other applicable Canadian mining industry standards and practices and in material compliance with applicable Laws; and

(iv) to the knowledge of HighGold, there are no material operational, geotechnical or structural issues relating to the operations on the HighGold Concessions or HighGold Lands.

(w) Mineral Resources. HighGold is in compliance in all material respects with the provisions of NI 43-101 and has filed all technical reports required thereby. The most recent estimated indicated, measured and inferred mineral resources disclosed in the HighGold Public Disclosure Record prior to the date of this Agreement, have been prepared in accordance with accepted mining, engineering, geoscience and other applicable industry standards and in all material respects in accordance with all applicable Laws, including NI 43-101. The information provided by HighGold to the Qualified Persons in connection with the preparation of the HighGold Technical Report was complete and accurate at the time such information was furnished and complied in all material respects, with the requirements of NI 43-101. There has been no material reduction in the aggregate amount of the most recently estimated mineral resources of HighGold from the amounts disclosed in the HighGold Public Disclosure Record. All material information regarding the Johnson Tract Project, including drill results, technical reports and studies, that are required to be disclosed by Securities Laws, have been disclosed in the HighGold Public Disclosure Record in compliance, in all material respects, with applicable Securities Laws.

(x) Technical Report.

(i) The Johnson Tract Project is currently the only material property of HighGold for the purposes of NI 43-101 and the sole technical report concerning the Johnson Tract Project is the technical report entitled “Updated Mineral Resource Estimate and NI 43-101 Technical Report for the Johnson Tract Project, Alaska” with an effective date of July 12, 2022, and prepared by Ray C. Brown, CPG, James N. Gray, P.Geo. and Lyn Jones P.Eng. (the “HighGold Technical Report”).

(ii) HighGold or its corporate predecessors made available to the authors of the HighGold Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by them, and none of such information contained any misrepresentation at the time such information was so provided. All of the material assumptions in the HighGold Technical Report are reasonable and appropriate.

(iii) As of the date hereof, the HighGold Technical Report remains current in all material aspects and since the date of the HighGold Technical Report there is no new material scientific or technical information concerning the Johnson Tract Project that is not included in the HighGold Technical Report and that would require a new technical report in respect of such property to be issued under NI 43-101.

(y) Health and Safety.

(i) Neither HighGold nor any of its subsidiaries has received any demand or notice with respect to a material breach of any applicable health and safety Laws, the effect of which would be reasonably expected to materially affect its operations.

(ii) There are no claims, investigations or inquiries pending against HighGold or any of its subsidiaries (or naming HighGold or any of its subsidiaries as a potentially responsible party) based on material non-compliance with any applicable health and safety Laws at any of its operations.

(z) Cultural Heritage. None of the areas covered by the HighGold Concessions (including any constructions, remains or similar elements located on them) have been declared as a “Protected Archaeological Site” by any Governmental Entity.

To HighGold’s knowledge, none of the areas covered by the HighGold Concessions are considered sacred or are culturally significant to any tribe or any other person.

(aa) Expropriation. No written notice or proceeding in respect of the taking, condemnation or expropriation by any Governmental Entity of any material part of the property or assets of HighGold or any of its subsidiaries, including the HighGold Concessions and HighGold Lands has been given or commenced, nor, to the knowledge of HighGold, is any such proceeding or notice threatened.

(bb) Permits. HighGold and each of its subsidiaries has obtained, and is in compliance with, all Permits required by applicable Laws or necessary to conduct its current business as is now being conducted, other than Permits which non-compliance with would not result in a HighGold Material Adverse Effect. To the knowledge of HighGold, there are no facts, events or circumstances that would reasonably be expected to result in a revocation of, or failure to renew in the ordinary course, such Permits as are necessary to conduct HighGold’s or any of its subsidiaries’ current business as is now being conducted, except for such revocations or failure to renew which, individually or in the aggregate, would not result in a HighGold Material Adverse Effect.

(cc) Environmental Matters. Each of HighGold and its subsidiaries and their respective businesses, operations, and properties:

(i) is in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii) has not received any order, request or notice from any person alleging a material violation of any Environmental Law;

(iii) (A) is not a party to any material litigation or administrative proceeding, nor to HighGold’s knowledge is any material litigation or administrative proceeding threatened against it or its property or assets, which in either case: (1) asserts or alleges that it violated any Environmental Laws; (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances; or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances; (B) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to material damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other material response by it pursuant to applicable Environmental Laws; and (C) is not subject to any material judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a material matter arising under any Environmental Laws; and

(iv) is not involved in operations and does not know of any facts, circumstances or conditions, including the Release of any Hazardous Substance that would reasonably be expected to result in any material Environmental Liabilities.

(dd) Employee Benefits.

(i) Schedule 3.1(dd) of the HighGold Disclosure Letter sets forth a complete and correct list of all plans, agreements, programs, policies or practices which provide any employee benefit, fringe benefit, health, life insurance, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, share appreciation rights, disability, pension, supplemental pension or other retirement savings, and any other employee or independent contractor compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, in each case which are maintained by or binding upon HighGold or any of its subsidiaries or in respect of which HighGold or any of its subsidiaries has any actual or potential liability (collectively, the “HighGold Benefit Plans”).

(ii) Current and complete copies of all written HighGold Benefit Plans as amended to date, or where oral, written summaries of the terms thereof, have been made available for inspection to Contango and its counsel, together with copies of all material documents relating to each HighGold Benefit Plan.

(iii) Each HighGold Benefit Plan has, in all material respects, been established, registered, funded, administered and invested in compliance with the terms of such HighGold Benefit Plan and all applicable Laws and collective bargaining agreements relating thereto. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each HighGold Benefit Plan have, in all material respects, been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws. There is no investigation or audit by a Governmental Entity or claim (other than routine claims for payment of benefits) pending or, to the knowledge of HighGold, threatened involving any HighGold Benefit Plan or its assets.

(iv) None of the HighGold Benefit Plans is a “registered pension plan” or a “retirement compensation arrangement” as such terms are defined in the Tax Act, or any other plan organized and administered to provide pension or superannuation benefits to any current or former employees of HighGold or any of its subsidiaries. None of the HighGold Benefit Plans provide health, life insurance or any other welfare benefits beyond retirement or other termination of service to any current or former employees of HighGold (or any spouses, dependents, survivors or beneficiaries of such persons). None of the HighGold Benefit Plans applies to, or permits participation by, employers that are not affiliates of HighGold or any of its subsidiaries.

(v) Neither HighGold nor any of its subsidiaries has made any promise or commitment to create any additional benefit plans which would be considered to be a HighGold Benefit Plan once created or to improve or change the benefits provided under any HighGold Benefit Plan.

(ee) Labour and Employment.

(i) Schedule 3.1(ee) of the HighGold Disclosure Letter sets out a complete and accurate list of all employees and contractors of HighGold, as well as their title, date of hire, salary, wage rate, fee, vacation entitlement and total accrual, eligibility for overtime, bonus, and other material compensation. Other than as set out in Schedule 3.1(ee), no employee is on leave or otherwise absent from work. Except for those: (A) employment contracts with salaried employees of HighGold or any of its subsidiaries; and (B) contracts with contractors of HighGold and any of its subsidiaries identified in Schedule 3.1(ee) of the HighGold Disclosure Letter, there are no written or oral contracts of employment entered into with any such employees or contractors. Except as identified in Schedule 3.1(ee) of the HighGold Disclosure Letter, no employee, contractor, officer or director of HighGold or any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive under such agreement or provision as a result of the Arrangement:

(A) any payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) or increase any benefits otherwise payable;

(B) any increase in the rate of, or acceleration of the time of payment or vesting of, wages, salaries, commissions, bonuses, incentive compensation or other remuneration, severance entitlement, or benefits otherwise payable; or

(C) an acceleration in the time of payment or vesting of any benefits or entitlements otherwise available pursuant to any HighGold Benefit Plan.

(ii) Except as disclosed in Schedule 3.1(ee) of the HighGold Disclosure Letter, neither HighGold nor any of its subsidiaries is subject to any collective agreement, either directly or by operation of law, with any trade union or association which may qualify as a trade union, nor does any trade union or association which may qualify as a trade union hold bargaining rights relating to HighGold or any of its subsidiaries or their employees. There are no outstanding labour tribunal (administrative or judicial) proceedings of any kind related to any labour or employment obligation under any applicable Laws, including unfair labour practice proceedings or any proceedings which could result in certification of a trade union as bargaining agent for any employees of HighGold or any of its subsidiaries. No material claim relating to termination of employment with HighGold or its subsidiaries is pending or, to the knowledge of HighGold, threatened. To the knowledge of HighGold, there are no threatened or apparent union organizing activities involving employees of HighGold or any of its subsidiaries nor is HighGold or any of its subsidiaries currently negotiating any collective agreement.

(iii) No labour strike, lock-out, slowdown or work stoppage is pending against or directly affecting HighGold or any of its properties.

(iv) All amounts due or accrued for all salary, wages, commissions, bonuses, vacation pay, other compensation and benefits under the HighGold Benefit Plans to the employees and contractors of HighGold and its subsidiaries for the period up to December 31, 2023 have either been paid or are accurately reflected in HighGold’s financial books and records.

(v) Each of HighGold and its subsidiaries is in compliance with all material terms and conditions of employment and all Laws respecting employment, including pay equity, accessibility, employment standard, wages, hours of work, overtime, occupational health and safety, workers compensation, human rights and privacy. To the knowledge of HighGold, neither HighGold nor any of its subsidiaries is subject to any outstanding or pending grievance, complaint, investigation, order, claim of wrongful dismissal, constructive dismissal, unfair labour practice, human rights violation or any other similar dispute relating to employment or termination of employment or relationships with employees, consultants or independent contractors and there is no basis for such grievance, complaint, investigation, order or claim. No event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default of such terms and conditions of employment and Laws by HighGold or any of its subsidiaries.

(vi) HighGold and its subsidiaries have withheld from each payment made to any of its present or former employees, contractors, officers or directors, or to other persons, all amounts required by Law to be withheld by it on account of income taxes, pension plan contributions, employment insurance premiums, employer health taxes, workers compensation and similar taxes and levies, and has remitted such withheld amounts within the required time to the appropriate Governmental Entity.

(vii) All independent contractors retained or used by HighGold have been properly classified and HighGold has not received any notice challenging such classification from any Governmental Entity.

(ff) Data Privacy and Security.

(i) HighGold has administrative, technical and physical safeguards (including monitoring compliance with such safeguards) to protect the confidentiality, privacy and security of Personal Information and the systems, technology and networks that process Personal Information (the “HighGold Information Security”). HighGold has provided true, correct and complete copies of all written policies and procedures related to the HighGold Information Security. Each of HighGold’s employees has received appropriate training on the HighGold Information Security relevant to each such employee’s role.

(ii) Neither HighGold nor its subsidiaries has experienced: (i) any unauthorized processing of Personal Information in the possession, custody or control of any of HighGold or its subsidiaries; or (ii) any unauthorized processing by a third party of Personal Information processed for or on behalf of HighGold or its subsidiaries. HighGold has not knowingly, acted in a manner, is not aware of any incident or by the exercise or reasonable diligence would not be aware of any incident that would trigger an obligation to notify any person or Governmental Entity under any applicable Laws or Contract.

(iii) HighGold and its subsidiaries are in compliance with and has complied with, in all material respects, (i) all Laws related to Personal Information; (ii) all policies, procedures, processes, statements or notices related to Personal Information to the extent such policies, procedures, processes, statements or notices are legally binding or give rise to legally-enforceable duties; and (iii) each Contract related to the processing of Personal Information (“Privacy Legal Requirements”).

(iv) HighGold and its subsidiaries either transmits Personal Information across jurisdictional borders in compliance in all material respects with all Privacy Legal Requirements or processes Personal Information exclusively in the same jurisdiction as each data subject to which it relates resides.

(v) HighGold and its subsidiaries have entered into written agreements with each third-party service provider, vendor and business partner that processes Personal Information, such as payment card processors, advertising and marketing agencies, cloud storage vendors and outsourced technology or human resource functions, (collectively, “Data Related Vendors”) containing commercially reasonable provisions for data privacy and security. HighGold has taken reasonable steps to select and retain only those Data Related Vendors that are capable of maintaining the confidentiality, privacy and security of the Personal Information that they process on behalf of HighGold or its subsidiaries.

(vi) No Person has commenced or threatened within the past five (5) years any action or other written complaint, audit, proceeding, claim or investigation arising from or relating to the processing of Personal Information by, for or on behalf of HighGold or its subsidiaries.

(vii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein shall not cause, constitute or result in a breach or violation of any Privacy Legal Requirement, any policy, procedure, process, statement or notice of HighGold as it currently exists or as it existed at any time during which any Personal Information was processed by or on behalf of HighGold or its subsidiaries.

(gg) Intellectual Property

(i) Schedule 3.1(gg) of the HighGold Disclosure Letter sets forth a true, correct, and complete list of all Intellectual Property owned by HighGold or its subsidiaries. HighGold or one of its subsidiaries owns (free and clear of any Liens), or possesses valid rights to use, all Intellectual Property necessary to conduct the business of HighGold as it is currently conducted, and to lease, own, use and operate its properties and assets as currently leased and operated.

(ii) To the knowledge of HighGold, no third party is currently infringing or misappropriating any material Intellectual Property owned by HighGold or any of its subsidiaries. Neither HighGold nor any of its subsidiaries has infringed or misappropriated any Intellectual Property of any third party or received any material written claim of infringement or misappropriation of any Intellectual Property of any third party.

(hh) Compliance with Laws. Each of HighGold and its subsidiaries is, and at all times has been, in compliance in all material respects with and is not in violation, and has not received written notice of any alleged violation, in any material respect of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, result in a HighGold Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

(ii) Winding Up. No order has been made, petition presented or meeting convened for the purpose of winding up of HighGold or any of its subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of HighGold or any of its subsidiaries are distributed amongst the creditors, shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(jj) Administration and Receivership. To the knowledge of HighGold, no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to HighGold or any of its subsidiaries, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of HighGold or any of its subsidiaries nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed by any Governmental Entity).

(kk) Voluntary Arrangement, Etc. Neither HighGold nor any of its subsidiaries has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

(ll) Related Party Transactions. Other than among HighGold and its subsidiaries, pursuant to existing employment agreements entered into between HighGold and its subsidiaries with their respective officers and directors or existing agreements made by HighGold pursuant to the HighGold Equity Incentive Plan, there are no Contracts or other transactions currently in place between HighGold or any of its subsidiaries, on the one hand, and, on the other hand: (i) any HighGold Securityholder of record or, to the knowledge of HighGold, beneficial owner of 5% or more of the HighGold Shares; (ii) any officer or director of HighGold or any of its subsidiaries; or (iii) to the knowledge of HighGold, any affiliate or associate of any such, officer, director, or HighGold Securityholder of record or beneficial owner.

(mm) Registration Rights. No HighGold Securityholder has any right to compel HighGold to register or otherwise qualify the HighGold Shares (or any of them) for public sale or distribution.

(nn) Restrictions on Business Activities. There is no arbitral award, judgment, injunction, order or decree binding upon HighGold or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing in any material respect: (i) any business practice; (ii) any acquisition or disposition of property; or (iii) the conduct of the business, as currently conducted.

(oo) Shareholder Rights Plan. There is no shareholder rights plan, “poison pill”, anti- takeover plan, or similar arrangement in effect to which HighGold or any of its subsidiaries is subject, party to or otherwise bound.

(pp) Relationships with Suppliers. HighGold has not received any written notice that any supplier whose services, if discontinued or withheld, would be reasonably expected to materially affect operations relating to the Johnson Tract Project, intends to cancel, terminate or otherwise modify or not renew its relationship with HighGold or its subsidiaries.

(qq) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of HighGold, other than the HighGold Financial Advisor, the fees and expenses of which are as set forth in their engagement letter (true and complete copies of which have been provided to Contango).

(rr) Insurance. HighGold and its subsidiaries have in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All such policies of insurance as are listed in Schedule 3.1(rr) of the HighGold Disclosure Letter. All insurance maintained by or in respect of HighGold or any of its subsidiaries is in full force and effect and in good standing and HighGold will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. Neither HighGold nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has HighGold or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of HighGold or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(ss) Corrupt Practices Legislation.

(i) Neither HighGold nor any of its subsidiaries, nor, to HighGold’s knowledge, any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of HighGold or any of its subsidiaries has offered or given, and HighGold is not aware of or does not have any knowledge of any person that has offered or given on its behalf, anything of value to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Entity, or any other person (including any First Nation, aboriginal or indigenous official, candidate or community member), in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for the purpose of any of the following:

(A) influencing any action or decision of such person, in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage for HighGold or any of its subsidiaries in the course of business;

(B) inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist HighGold or any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C) where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist HighGold or the subsidiary in obtaining or retaining business for, with, or directing business to, any person.

(ii) There have been no actions taken by HighGold, any of its subsidiaries or, to the knowledge of HighGold, by any persons on behalf of HighGold or any of its subsidiaries, that would cause HighGold or its subsidiaries or such persons to be in violation of the Corruption of Foreign Public Officials Act (Canada) or the Foreign Corrupt Practices Act of 1977 (United States), as amended (collectively, the “Corruption Acts”) or any similar legislation in any jurisdiction in which HighGold or any of its subsidiaries conduct their business and to which HighGold or any of its subsidiaries may be subject.

(iii) The financial records of HighGold and its subsidiaries have at all times been maintained in compliance with the Corruption Acts, during such times and to the extent HighGold was subject to any such Corruption Act.

(iv) There are no proceedings or investigations under the Corruption Acts or any similar legislation in any jurisdiction in which HighGold and its subsidiaries conduct their business pending against HighGold or any of its subsidiaries, nor any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of HighGold or any of its subsidiaries, or to the knowledge of HighGold, threatened against or affecting, HighGold or any of its subsidiaries or any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of HighGold or any of its subsidiaries.

(tt) Anti-Money Laundering. The operations of HighGold and its subsidiaries are in material compliance with the financial record-keeping and reporting requirements of the anti-money laundering and anti-terrorism statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entities to which HighGold or the subsidiary is subject, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the “Money Laundering Laws”), and no action, suit, proceeding, investigation or notice by, before or from any Governmental Entity involving HighGold or any of its subsidiaries with respect to the Money Laundering Laws is pending.

(uu) NGOs and Community Groups. No material dispute (including any dispute relating to the ownership of any HighGold’s or its subsidiaries properties) between HighGold or any of its subsidiaries and any non-governmental organization, community, community group, First Nations group exists or, to the knowledge of HighGold, is threatened with respect to any of HighGold’s or any of its subsidiaries’ properties or operations. HighGold has provided Contango, the Purchaser and Contango’s Representatives with full and complete access to all material correspondence received by HighGold, its subsidiaries or their Representatives from any non-governmental organization, community, community group or First Nations.

(vv) Foreign Private Issuer. HighGold is a “foreign private issuer” within the meaning of Rule 3b-4 under the U.S. Exchange Act.

(ww) Not an Investment Company. HighGold is not registered or required to be registered as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

(xx) Ownership of Contango Shares or other Securities. Neither HighGold nor any of its affiliates own any Contango Shares or any other securities of Contango.

3.2 Survival of Representations and Warranties

The representations and warranties of HighGold contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4
REPRESENTATIONS AND WARRANTIES OF Contango

4.1 Representations and Warranties

Contango hereby represents and warrants to and in favour of HighGold as follows, and acknowledges that HighGold is relying upon such representations and warranties in connection with the entering into of this Agreement.

(a) Organization and Qualification. Contango is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Contango is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties and assets owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Contango Material Adverse Effect.

(b) Authority Relative to this Agreement. Contango has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Contango and the performance by Contango of its obligations under this Agreement have been duly authorized by the Contango Board and no other corporate proceedings on the part of Contango are necessary to authorize the execution and delivery of this Agreement or the performance by Contango of its obligations under this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by Contango and constitutes a legal, valid and binding obligation of Contango, enforceable against Contango in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(c) No Violations. Subject to obtaining the Key Third Party Consents and Key Regulatory Approvals, none of the execution and delivery of this Agreement by Contango, the performance by Contango of its obligations hereunder or the completion of the Arrangement pursuant to the Plan of Arrangement, or compliance by Contango or any of its material subsidiaries with any of the provisions hereof will:

(i) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Contango or any of its subsidiaries, or result in any material restriction, hindrance, impairment or limitation on the ability of Contango or any of its material subsidiaries to conduct their business as and where it is now being conducted, or cause any payment or other obligation to be imposed on Contango or its material subsidiaries, under any of the terms, conditions or provisions of:

(A) their respective articles of incorporation and bylaws or other comparable constating documents; or

(B) any note, bond, mortgage, indenture, loan agreement or deed of trust to which Contango or any of its material subsidiaries is a party or any Contango Material Contract;

(C) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Law applicable to Contango or any of its material subsidiaries or any of their respective properties or assets; or

(D) cause the suspension or revocation of any Permit currently in effect in respect of Contango or any of its material subsidiaries;

(ii) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, loan agreement, deed of trust to which Contango or any of its material subsidiaries is a party, any Contango Material Contract or under any Permit held by Contango or any of its material subsidiaries, or

(iii) result in the imposition of any Lien upon any property or assets of Contango or any of its material subsidiaries.

(d) Capitalization. The authorized share capital of Contango consists of 9,629,177 Contango Shares. As of the close of business on the Business Day prior to the date of this Agreement, there are issued and outstanding 9,629,177 Contango Shares

(which includes 429,153 Contango Shares of unvested restricted stock), and 100,000 options to purchase 100,000 Contango Shares. Contango has 401,000 warrants convertible upon exercise into 401,000 Contango Shares. Contango has ordered its transfer agent to issue 4,987 Contango Shares which are not yet outstanding. All outstanding Contango Shares have been duly authorized and validly issued, are fully paid and non-assessable.

(e) Shareholder and Similar Agreements. Contango is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Contango.

(f) Reporting Status and Securities Laws Matters. Contango is not a “reporting issuer” under applicable Securities Laws. The Contango Shares are registered under Section 12(b) of the U.S. Exchange Act and Contango is in compliance in all material respects with applicable U.S. Securities Laws. No delisting, suspension of trading in or cease trading order with respect to any securities of Contango and, to the knowledge of Contango, no inquiry or investigation (formal or informal) of Contango or the Contango Public Disclosure Record by any Securities Authority, is in effect or ongoing or, to the knowledge of Contango, threatened or expected to be implemented or undertaken. The Contango Shares are listed and posted for trading on the NYSE American. Contango is in compliance with applicable requirements of the NYSE American, except where non-compliance would not be reasonably expected to result in a Contango Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Arrangement pursuant to the Plan of Arrangement.

(g) Regulatory Approvals. Other than the Key Regulatory Approvals, there are no approvals required from, or notices required to be given to, any Governmental Entity which would prevent or materially delay consummation by Contango of the transactions contemplated by this Agreement and the Arrangement.

(h) Consents. Other than the Key Third Party Consents there are no consents or waivers required from any party under any Contango Material Contract to which Contango or its subsidiaries are a party in order for Contango to proceed with the Arrangement.

(i) Public Filings. Contango has filed or furnished, as applicable, all documents in the Contango Public Disclosure Record required to be filed or furnished by it in accordance with U.S. Securities Laws or the requirements of the NYSE American. All such documents and information comprising the Contango Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto): (i) did not contain any misrepresentation; and (ii) complied in all material respects with the requirements of U.S. Securities Laws and the applicable policies of the NYSE American relating to continuous disclosure requirements. Contango has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement, remains confidential. Since January 1, 2021, there has been no change in a material fact or a material change (as those terms are defined under the Securities Act) in relation to Contango, except for: (A) changes in material facts or material changes that are reflected in a document included in the HighGold Public Disclosure Record and (B) this Agreement and the transactions contemplated hereby.

(j) Contango Financial Statements.

(i) Contango’s audited financial statements included in the Contango Annual Report (including the notes thereto and the report of the auditors thereon) (collectively the “Contango Financial Statements”) were prepared in accordance with U.S. GAAP consistently applied and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Contango and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period end adjustments) and reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of Contango and its subsidiaries on a consolidated basis. There has been no material change in Contango’s accounting policies since December 31, 2023 except as disclosed in the Contango Public Disclosure Record or as required by U.S. GAAP.

(ii) The management of Contango has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Contango in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Contango in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Contango’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii) Contango maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Contango and its subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Contango and its subsidiaries are being made only with authorizations of management and directors of Contango and its subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Contango or its subsidiaries that could have a material effect on its financial statements.

(iv) To the knowledge of Contango: (A) there are no material weaknesses in the design and implementation or maintenance of its internal control over financial reporting of Contango that are reasonably likely to adversely affect the ability of Contango to record, process, summarize and report financial information; and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Contango.

(v) Since December 31, 2023, neither Contango nor any of its subsidiaries nor, to Contango’s knowledge, any director, officer, employee, auditor, accountant or representative of Contango or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Contango or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Contango or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Contango Board.

(k) Books and Records. The financial books, records and accounts of Contango and its subsidiaries, in all material respects: (i) have been maintained, in the case of Contango in accordance with U.S. GAAP, and in the case of its subsidiaries in accordance with generally accepted accounting principles of their respective governing jurisdictions; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Contango and its subsidiaries; and (iii) accurately and fairly reflect the basis for the Contango Financial Statements. The corporate records and minute books for each of Contango and its subsidiaries contain, in all material respects, complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Contango and each of its subsidiaries held and/or passed, as applicable, since their incorporation, amalgamation or acquisition by Contango, as the case may be.

(l) No Undisclosed Liabilities. Other than as disclosed in the most recent Contango Financial Statements filed, or furnished, as applicable, on EDGAR, as incurred in the ordinary course of business since the date of such financial statements, as disclosed in this Agreement, or inter-company indebtedness, liabilities and guarantees among Contango and its subsidiaries, Contango and its subsidiaries have no outstanding material indebtedness or material liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the material obligations, liabilities or indebtedness of any person.

(m) No Contango Material Adverse Effect. Since December 31, 2023, there has been no Contango Material Adverse Effect and no effect, change, development, event or occurrence that would, individually or in the aggregate, reasonably be expected to cause a Contango Material Adverse Effect.

(n) Litigation. Other than as described in the Contango Annual Report, there are no Proceedings pending or, to the knowledge of Contango, threatened affecting Contango or any of its subsidiaries or affecting any of the Contango Concessions, property or assets at law or in equity, including matters arising under Environmental Laws, which, if adversely determined, would, individually or in the aggregate, result in a Contango Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Arrangement. Neither Contango nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding judgement, order, writ, injunction or decree which, individually or in the aggregate, would result in a Contango Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement pursuant to the Plan of Arrangement.

(o) Technical Reports.

(i) The S-K 1300 Technical Report Summaries dated May 12, 2023 titled “Technical Report Summary on the Manh Choh Project, Alaska, USA” and May 26, 2023 titled “Technical Report Summary on the Lucky Shot Project, Alaska, USA” filed by Contango as part of the Contango Public Disclosure Record ( the “Contango Technical Reports”) representing the most recent technical report summaries for Contango’s mineral properties at the time of filing thereof complied in all material respects with the requirements of the SEC, was prepared in accordance with accepted mining, engineering, geoscience and other applicable industry standards and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(ii) Contango or its corporate predecessors made available to the authors of the Contango Technical Reports, prior to the issuance thereof, for the purpose of preparing such reports, all information requested by them, and none such information contained any misrepresentation at the time such information was so provided. All of the material assumptions underlying the resource estimates in the Contango Technical Reports are reasonable and appropriate.

(iii) There has been no change, to Contango’s knowledge, in mineral resources analysis from the Contango Technical Reports that constitutes a material change in relation to Contango or that otherwise would require the filing of new technical reports.

(p) Expropriation. Since December 31, 2023, no written notice or proceeding in respect of the taking, condemnation or expropriation by any Governmental Entity of any material part of the property or assets of Contango or any of its subsidiaries, including the Contango Concessions and Contango Lands, has been given or commenced, nor, to the knowledge of Contango, is any such proceeding or notice threatened.

(q) Permits. Each of Contango and its subsidiaries has obtained, and is in compliance with, all Permits required by applicable Laws, or necessary to conduct its current business as is now being conducted, other than Permits which non-compliance with would not result in a Contango Material Adverse Effect. To the knowledge of Contango, there are no facts, events or circumstances that would reasonably be expected to result in a revocation of, or failure to renew in the ordinary course, such Permits as are necessary to conduct Contango’s or its subsidiaries’ current business as is now being conducted, except for such revocations or failure to renew which, individually or in the aggregate, would not result in a Contango Material Adverse Effect.

(r) Environmental Matters. To the knowledge of Contango, each of Contango and its subsidiaries and their respective businesses, operations, and properties:

(i) is in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii) has not received any order, request or notice from any person alleging a material violation of any Environmental Law;

(iii) (A) other than as described in the Contango Annual Report, Contango is not a party to any material litigation or administrative proceeding, nor to Contango’s knowledge is any material litigation or administrative proceeding threatened against it or its property or assets, which in either case: (1) asserts or alleges that it violated any Environmental Laws; (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances; or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances; (B) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to material damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other material response by it pursuant to applicable Environmental Laws; and (C) is not subject to any material judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a material matter arising under any Environmental Laws; and

(iv) is not involved in operations and does not know of any facts, circumstances or conditions, including the Release of any Hazardous Substance that would reasonably be expected to result in any material Environmental Liabilities.

(s) Compliance with Laws. Contango and its subsidiaries have complied in all material respects with and are not in violation in any material respect of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, result in a Contango Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

(t) Winding Up. No order has been made, petition presented or meeting convened for the purpose of winding up of Contango or any of its subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of Contango or any of its subsidiaries are distributed amongst the creditors, shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(u) Administration and Receivership. To the knowledge of Contango, no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to Contango or any of its subsidiaries, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of Contango or any of its subsidiaries nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed by any Governmental Entity).

(v) Voluntary Arrangement, Etc. Neither Contango nor any of its material subsidiaries has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

(w) Issuance of Contango Shares. The Contango Shares to be issued as Consideration will, when issued pursuant to the Arrangement, be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of Contango, free and clear of all Liens (other than Liens created by the holders thereof), freely tradeable under Securities Laws and shall not be subject to resale restrictions under applicable Securities Laws (other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 Resale of Securities) and will be freely transferable securities under U.S. Securities Laws (other than to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, “affiliates” of Contango, as such term is defined in Rule 144 under the U.S. Securities Act) and listed and posted for trading on the NYSE American and are not and will not be subject to or issued in violation of, any pre-emptive rights or back-in rights. Contango is not and has never been a shell company subject to Rule 144(i) under the U.S. Securities Act.

(x) Insurance. Contango and its subsidiaries have in place reasonable and prudent insurance policies appropriate for its size, nature and stage of operations.

(y) Corrupt Practices Legislation.

(i) Neither Contango nor any of its subsidiaries, nor, to Contango’s knowledge, any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Contango or any of its subsidiaries has offered or given, and Contango is not aware of or does not have any knowledge of any person that has offered or given on its behalf, anything of value to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Entity, or any other person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for the purpose of any of the following:

(A) influencing any action or decision of such person, in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage for Contango or any of its subsidiaries in the course of business;

(B) inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Contango or any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C) where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist Contango or the subsidiary in obtaining or retaining business for, with, or directing business to, any person.

(ii) There have been no actions taken by Contango, any of its subsidiaries or, to the knowledge of Contango, by any persons on behalf of Contango or any of its subsidiaries, that would cause Contango or its subsidiaries or such persons to be in violation of the Corruption Acts or any similar legislation in any jurisdiction in which Contango or any of its subsidiaries conduct their business and to which Contango or any of its subsidiaries may be subject.

(iii) The financial records of Contango and its subsidiaries have at all times been maintained in compliance with the Corruption Acts.

(iv) There are no proceedings or investigations under the Corruption Acts or any similar legislation in any jurisdiction in which Contango and its subsidiaries conduct their business pending against Contango or any of its subsidiaries, nor any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Contango or any of its subsidiaries, or to the knowledge of Contango, threatened against or affecting, Contango or any of its subsidiaries or any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Contango or any of its subsidiaries.

(z) Anti-Money Laundering. The operations of Contango and its subsidiaries are in material compliance with the financial record-keeping and reporting requirements of the anti-money laundering and anti-terrorism statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entities to which Contango or the subsidiary is subject, including the Money Laundering Laws, and no action, suit, proceeding, investigation or notice by, before or from any Governmental Entity involving Contango or any of its subsidiaries with respect to the Money Laundering Laws is pending.

(aa) NGOs and Community Groups. Other than as described in the Contango Annual Report, no material dispute between Contango or any of its subsidiaries and any non-governmental organization, community, community group, First Nations group exists or, to the knowledge of Contango, is threatened with respect to any of Contango’s or any of its subsidiaries’ properties or operations.

4.2 Survival of Representations and Warranties

The representations and warranties of Contango contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 5
REPRESENTATIONS AND WARRANTIES OF the purchaser

5.1 Representations and Warranties

(a) Organization and Qualification. The Purchaser is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Purchaser is duly qualified to carry on business and is in good standing.

(b) Authority Relative to this Agreement. The Purchaser has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly authorized by the board of directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement or the performance by the Purchaser of its obligations under this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(c) No Violations. Subject to obtaining the Key Third Party Consents and Key Regulatory Approvals, none of the execution and delivery of this Agreement, the completion of the Arrangement pursuant to the Plan of Arrangement, or compliance by the Purchaser or any of its material subsidiaries with any of the provisions hereof will:

(i) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of the Purchaser or any of its subsidiaries, or result in any material restriction, hindrance, impairment or limitation on the ability of the Purchaser or any of its material subsidiaries to conduct their business as and where it is now being conducted, or cause any payment or other obligation to be imposed on the Purchaser or its material subsidiaries, under any of the terms, conditions or provisions of:

(A) their respective notice of articles, articles or other comparable constating documents; or

(B) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Law applicable to the Purchaser; or

(C) cause the suspension or revocation of any Permit currently in effect in respect of the Purchaser;

(ii) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, loan agreement, deed of trust to which the Purchaser is a party, or

(iii) result in the imposition of any Lien upon any property or assets of the Purchaser.

(d) Capitalization. The authorized share capital of the Purchaser consists of 100 common shares. As of the close of business on the Business Day prior to the date of this Agreement, there are issued and outstanding 100 common shares of the Purchaser. All outstanding common shares of the Purchaser have been duly authorized and validly issued, are fully paid and non-assessable and are owned by Contango.

5.2 Survival of Representations and Warranties

The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 6
COVENANTS

6.1 Covenants of HighGold Regarding the Conduct of Business

(a) HighGold covenants and agrees that, during the period from the date of this Agreement, until the earlier of the Effective Time and the time at which this Agreement is terminated in accordance with its terms, except: (i) as expressly required by this Agreement or the Plan of Arrangement; (ii) as expressly set forth in the HighGold Disclosure Letter; or (iii) with the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, HighGold shall and shall cause each of its subsidiaries to:

(i) conduct their respective businesses only in, and not take any action except in, the ordinary course of business;

(ii) use commercially reasonable efforts to maintain and preserve intact its business organization, goodwill, employees, properties, business relationships and assets in all material respects, keep available the services of its officers, employees and contractors as a group and maintain satisfactory relationships with suppliers, customers, First Nations, Governmental Entities and others having business relationships with them;

(iii) except as set forth in the HighGold Disclosure Letter, refrain from undertaking any development or exploration related activities unless otherwise consulted with and agreed to in advance by Contango, such agreement not to be unreasonably withheld, delayed or conditioned;

(iv) except as set forth in the HighGold Disclosure Letter, fully cooperate and consult through meetings with Contango, as Contango may reasonably request, to allow Contango to monitor, and provide input with respect to the direction and control of, any activities relating to development of HighGold and its subsidiaries’ projects or any exploration of any properties; and

(v) provide Contango and its legal counsel with a reasonable opportunity to review and comment on any proposed public disclosure of exploration results and any other scientific and technical information prior to such disclosure, and give due and reasonable consideration to any comments made by Contango and its legal counsel.

(b) Without limiting the generality of Section 6.1(a), HighGold covenants and agrees that, during the period from the date of this Agreement, until the earlier of the Effective Time and the time at which this Agreement is terminated in accordance with its terms, except: (i) as expressly required by this Agreement or the Plan of Arrangement; (ii) as expressly set forth in the HighGold Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made); (iii) as required by applicable Law; or (iv) with the prior written consent of Contango, such consent not to be unreasonably withheld, conditioned or delayed, HighGold shall not and shall cause each of its subsidiaries not to:

(i) amend or propose to amend its notice of articles, articles or other comparable organizational or constating documents;

(ii) split, combine or reclassify any HighGold Shares or other securities of HighGold or any of its subsidiaries;

(iii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of any shares in the capital of HighGold owned by any person or the securities of any of its subsidiaries, other than any dividends payable by a subsidiary to HighGold or any wholly-owned subsidiary of HighGold;

(iv) issue, grant, award, deliver, sell, pledge, dispose of or otherwise encumber, or agree to issue, grant, award, deliver, sell, pledge, dispose of or otherwise encumber any HighGold Shares or other equity or voting interests or any options or any options, warrants, calls, appreciation rights, convertible securities or similar rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, HighGold Shares or other equity or voting interests or other securities of HighGold or any of its subsidiaries (including, for certainty, any HighGold Options and HighGold RSUs), other than pursuant to the valid exercise or vesting of HighGold Options and HighGold RSUs outstanding on the date of this Agreement in accordance with their terms;

(v) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any HighGold Shares or other securities of HighGold or any of its subsidiaries;

(vi) amend the terms of any of the HighGold Shares or other securities of HighGold or any of its subsidiaries, other than to: (i) accelerate the vesting of any unvested HighGold Options; (ii) accelerate the vesting or waive vesting criteria for any unvested HighGold RSUs; or (iii) accelerate the expiry date of any HighGold Options, in accordance with this Agreement and the terms of the HighGold Equity Incentive Plan;

(vii) reduce the stated capital of any HighGold Shares or other securities of HighGold or any of its subsidiaries;

(viii) incorporate, acquire or create any new subsidiary;

(ix) adopt or propose a plan of liquidation or resolution providing for the liquidation or dissolution of HighGold or any of its subsidiaries;

(x) make any changes in its accounting methods, principles, policies or practices or adopt new accounting methods, principles, policies or practices, in each case except as required by applicable Laws or IFRS;

(xi) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of HighGold or any of its subsidiaries, including for these purposes, mineral product from any HighGold Concessions or HighGold Lands

(xii) reorganize, amalgamate or merge HighGold or any of its subsidiaries with any other person;

(xiii) acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) or agree (in one transaction or in a series of related transactions) to acquire, directly or indirectly, any securities, interests or business of any person, or make any investment or agree to make an investment, directly or indirectly (in one transaction or in a series of related transactions), either by the purchase of securities of, or contributions of capital to, any other person (other than wholly-owned subsidiaries as of the date of this Agreement);

(xiv) acquire or agree to acquire, directly or indirectly, any assets or properties of any person other than in the ordinary course of business as currently conducted as of the date of this Agreement;

(xv) other than intercompany loans and advances in the ordinary course of business, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or make any loans, capital contributions, investments or advances;

(xvi) except as required by this Agreement, applicable Law or as allowed under the terms of the HighGold Equity Incentive Plan or HighGold Benefit Plans: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer, employee or individual contractor or consultant of HighGold or any of its subsidiaries; (B) grant, accelerate, or increase any payment, award (equity or otherwise), indemnification or other benefits payable to, or for the benefit of, any director, officer, employee or individual contractor or consultant of HighGold or any of its subsidiaries; (C) increase the coverage, contributions, funding requirements or benefits available under the HighGold Equity Incentive Plan or HighGold Benefit Plans or create any new benefit; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or individual contractor or consultant of HighGold or any of its subsidiaries or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, including under any HighGold Benefit Plan, except in the ordinary course of business; (E) make any material determinations under any HighGold Benefit Plan that is not in the ordinary course of business, other than determinations in furtherance of acceleration, vesting or similar determinations in connection with the transactions described in this Agreement; or (F) take or propose to take any action to effect any of the foregoing; provided that nothing in this Agreement shall be deemed to: (x) guarantee employment for any period of time for, or preclude the ability of Contango to terminate the employment or engagement of, any director, officer, employee or individual contractor or consultant of HighGold or any of its subsidiaries after the Effective Time; (y) require Contango to continue any benefit plan or to prevent the amendment, modification or termination of any benefit plan after the Effective Date or prohibit Contango from amending, modifying or terminating any benefit plan or arrangement covering any continuing director, officer, employee or individual contractor or consultant on or after the Effective Date; or (z) constitute an amendment to any benefit plan;

(xvii) negotiate, enter into, extend, amend or terminate any employment, severance, consulting, termination or other similar agreement with any of its officers, directors, employees, agents or individual contractors or consultants, any collective bargaining agreement or any HighGold Benefit Plan, in each case, other than: (A) in connection with terminating officers, directors, employees, agents or individual contractors or consultants for cause; or (B) amendments required by Law;

(xviii) make or forgive any loans or advances to any of its officers, directors, employees, agents or individual contractors or consultants;

(xix) make any bonus or profit sharing distribution or similar payment of any kind;

(xx) hire any person earning an annualized base salary or wage greater than $100,000 (or its equivalent) or terminate, except for cause, the employment of any person earning an annualized base salary or wage greater than $100,000 (or its equivalent);

(xxi) settle, pay, discharge, satisfy, compromise, waive, assign or release: (A) any material action, claim, liability or proceeding; (B) any claims, liabilities or obligations in an amount in excess of $10,000 (whether individually or in the aggregate), except claims, liabilities or obligations reflected or reserved against in the HighGold Financial Statements; or (C) any material rights, claims or benefits of HighGold or any of its subsidiaries;

(xxii) enter into or extend any agreement or arrangement that provides for: (A) any limitation or restriction on the ability of HighGold or any of its subsidiaries or, following the Effective Time, the ability of any of HighGold’s affiliates, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of HighGold or any of its subsidiaries or, following the Effective Time, all or any portion of the business of any of HighGold’s affiliates, is or would be conducted, or (C) any limitation or restriction on the ability of HighGold or any of its subsidiaries or, following the Effective Time, the ability of any of HighGold’s affiliates, to solicit suppliers, customers, employees, contractors or consultants;

(xxiii) waive, release or condition any material non-compete, non-solicitation, non-disclosure, confidentiality or other restrictive covenant owed to HighGold;

(xxiv) negotiate, enter into, extend, amend or terminate, any agreement that has the effect of creating a joint venture, partnership, strategic alliance or similar relationship between HighGold or any of its subsidiaries and another person, except in the ordinary course of business;

(xxv) negotiate, enter into, extend, amend or terminate any agreement, commitment or understanding with any First Nations, aboriginal or indigenous peoples or aboriginals or indigenous groups;

(xxvi) other than as is necessary to comply with applicable Laws, any written employment contract in effect on the date of this Agreement, the HighGold Equity Incentive Plan (including, for certainty, in connection with the valid exercise or vesting of HighGold Options or RSUs, or the acceleration or waiver of the vesting schedules thereof) or HighGold Benefit Plans, engage in any transaction with any related parties;

(xxvii) (A) enter into any agreement that if entered into prior to the date of this Agreement, would be a HighGold Material Contract; (B) modify, amend in any material respect, transfer or terminate any HighGold Material Contract, or waive, release or assign any material rights or claims thereto or thereunder; or (C) fail to enforce any breach or threatened breach of any HighGold Material Contract;

(xxviii) initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or the transactions contemplated by this Agreement);

(xxix) incur, or commit to, capital expenditures unless such capital expenditures have been approved prior to the date hereof by the HighGold Board in the ordinary course of business;

(xxx) enter into, extend, amend or terminate any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other similar financial instruments, other than in the ordinary course of business;

(xxxi) (A) take any action inconsistent with past practice relating to the filing of any Return or the withholding, collecting, remitting and payment of any Tax; (B) amend any Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of any Return, except as may be required pursuant to applicable Law; (C) make or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement; (D) enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement; (E) settle (or offer to settle) any Tax claim, audit, proceeding or reassessment; (F) make a request for a Tax ruling to any Governmental Entity; or (G) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment;

(xxxii) (A) take any action or fail to take any action which action or failure to act would, or would reasonably be expected to, result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of material rights under, any Permits necessary to conduct its businesses as now conducted; (B) or fail to prosecute in a commercially reasonable manner any pending applications to any Governmental Entities for material Permits;

(xxxiii) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of HighGold to consummate the Arrangement or the other transactions contemplated by this Agreement; and

(xxxiv) agree, resolve or commit to do any of the foregoing.

For greater certainty, nothing in this Section 6.1 shall give Contango or the Purchaser, directly or indirectly, any right to control or direct the operations of HighGold or any of its subsidiaries.

6.2 Additional Covenants of HighGold

(a) HighGold shall cause the current insurance (or re-insurance) policies maintained by or for the benefit of HighGold or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse prior to the Effective Time, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 8.5(a), none of HighGold or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months. HighGold shall consult with Contango on any renewals of insurance (or re-insurance) policies.

(b) HighGold shall provide Contango with prompt written notice of any change, effect, event or occurrence that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a HighGold Material Adverse Effect.

(c) HighGold shall promptly notify Contango of: (i) any communications (whether oral or written) from a Governmental Entity, including a copy of any written communication, and (ii) any opposition, concerns or threats raised or brought by non-governmental organizations, communities, community groups, First Nations, aboriginal or indigenous peoples or aboriginals or indigenous groups in respect of HighGold’s or any of its subsidiaries’ current or planned operations that could reasonably be expected to impact such operations or title to any of the HighGold Concessions.

(d) The Parties acknowledge and agree that all HighGold Options that are not converted or exercised, whether conditionally or otherwise, prior to the Effective Time shall be treated in accordance with the provisions of the Plan of Arrangement, and HighGold shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing.

(e) HighGold shall prepare, or shall cause to be prepared, and shall file prior to the Effective Date all sales and use Returns of HighGold and its subsidiaries that are required by Law to be filed on or before the Effective Date or that have not been timely filed when due, and shall remit all sales and use Taxes that are required to be paid in respect of such Returns.

(f) HighGold shall keep Contango reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to HighGold or any of its subsidiaries).

For greater certainty, nothing in this Section 6.2 shall give Contango, directly or indirectly, any right to control or direct the operations of HighGold or any of its subsidiaries.

6.3 Covenants of Contango

(a) Contango covenants and agrees that, during the period from the date of this Agreement, until the earlier of the Effective Time and the time at which this Agreement is terminated in accordance with its terms, except: (i) as expressly required by this Agreement or the Plan of Arrangement; (ii) as required by applicable Law; or (iii) with the prior written consent of HighGold, such consent not to be unreasonably withheld, conditioned or delayed, Contango shall cause each of its subsidiaries to conduct its business in the ordinary course and in accordance with Law, and Contango shall use commercially reasonable efforts to maintain and preserve intact its and its subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships; provided, however, that this Section 6.3(a) shall not restrict Contango or any of its subsidiaries from resolving to, or entering into or performing any contract, agreement, commitment or arrangement with respect to, the acquisition or disposition of any person, provided that the doing of any such thing does not have a Contango Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Contango or HighGold to consummate the Arrangement.

(b) Without limiting the generality of Section 6.3(a), Contango covenants and agrees that, during the period from the date of this Agreement, until the earlier of the Effective Time and the time at which this Agreement is terminated in accordance with its terms, except: (i) as expressly required by this Agreement or the Plan of Arrangement; (ii) as required by applicable Law; or (iii) with the prior written consent of HighGold, such consent not to be unreasonably withheld, conditioned or delayed, Contango shall not and shall cause each of its subsidiaries not to:

(i) amend its organizational or constating documents in any manner that would adversely affect the value of the Consideration;

(ii) split, combine, or reclassify Contango Shares;

(iii) reorganize, amalgamate or merge Contango, or, to the extent prejudicial to the Arrangement or to HighGold, any subsidiary of Contango;

(iv) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Contango; or

(v) authorize, agree or resolve to do any of the foregoing.

(c) Contango shall provide HighGold with prompt written notice of any change, effect, event or occurrence that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Contango Material Adverse Effect; and

(d) use commercially reasonable efforts to ensure that, with effect as and from the Effective Time, the Contango Board will include Darwin Green (President and Chief Executive Officer of HighGold).

6.4 Mutual Covenants of the Parties Relating to the Arrangement

Subject to Section 6.5, which shall govern in relation to Regulatory Approvals, each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, during the period from the date of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a) it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all Key Third Party Consents and Key Regulatory Approvals; (ii) obtain all other necessary waivers, consents and approvals required to be obtained by it or any of its subsidiaries from parties to the HighGold Material Contracts; (iii) obtain all necessary any material Permits (including Regulatory Approvals) required to be obtained by it or any of its subsidiaries under applicable Laws; (iv) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement required to be satisfied by it; (v) effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Plan of Arrangement; (vi) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Plan of Arrangement; and (vii) co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder;

(b) it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to materially impede or materially delay the consummation of Arrangement or the other transactions contemplated by this Agreement or the Arrangement;

(c) it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other proceedings against itself or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to itself or any of its subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins HighGold or Contango from consummating the Arrangement;

(d) it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its subsidiaries or affiliates with respect to the transactions contemplated hereby; and

(e) promptly notify the other Party of:

(i) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the

Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives);

(ii) any material communication from any Governmental Entity in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives); and

(iii) any litigation threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that is related to the Arrangement.

6.5 Regulatory Approvals

(a) All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be paid by Contango.

(b) With respect to obtaining the Regulatory Approvals, each of HighGold and Contango shall cooperate with one another and shall provide such assistance as any other Party may reasonably request in connection with obtaining the Regulatory Approvals. In particular:

(i) no Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party;

(ii) the Parties shall exchange drafts of all submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that this obligation shall not extend to (a) legally privileged information, or (b) information indicated by either Party to be competitively sensitive, in either case, which information shall be provided on an external counsel-only basis;

(iii) each Party will keep the other Party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and will not participate in such material communications or meetings without giving the other Party and their respective counsel the opportunity to participate therein; provided, however, that where competitively sensitive information may be discussed or communicated, in either case the other Party’s external legal counsel shall be provided with any such communications or information on an external counsel-only basis and shall have the right to participate in any such meetings on an external counsel-only basis.

(c) The Parties shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals.

(d) Each Party shall use its commercial reasonable efforts to ensure that the Section 3(a)(10) Exemption and exemptions from applicable securities Laws of any state of the United States are available for the issuance of Contango Shares pursuant to the Plan of Arrangement.

Article 7
CONDITIONS

7.1 Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a) the Affected Securityholder Approval shall have been obtained at the HighGold Meeting in accordance with the Interim Order;

(b) the Key Regulatory Approvals and Key Third Party Consents shall have been obtained;

(c) the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to HighGold and Contango, acting reasonably, on appeal or otherwise;

(d) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(e) the Contango Shares to be issued to Affected Securityholders in exchange for their HighGold Shares and HighGold Options, as the case may be, pursuant to the Plan of Arrangement shall be (i) exempt from the registration requirements of the U.S. Securities Act in reliance upon the Section 3(a)(10) Exemption and exemptions from applicable securities Laws of any state of the United States, (ii) shall be freely transferable under applicable U.S. Securities Laws and shall not be “restricted securities” within the meaning of Rule 144 of the U.S. Securities Act (other than as applicable to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, “affiliates” of Contango, as such term is defined in Rule 144 under the U.S. Securities Act), and (iii) shall be registered to the extent required by Section 12(b) of the U.S. Exchange Act; provided, however, that HighGold shall not be entitled to rely on the provisions of this Section 7.1(e) in failing to complete the transactions contemplated by this Agreement in the event that HighGold fails to advise the Court prior to the hearing in respect of the Final Order, as required by the terms of the Section 3(a)(10) Exemption; provided, further, that Contango will rely on the Section 3(a)(10) Exemption for the issuance of such securities, based on the Court’s approval of the Arrangement, and comply with the requirements set forth in Section 2.3; and

(f) the distribution of the Contango Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws by virtue of applicable exemptions under Securities Laws and there shall be no resale restrictions on such Contango Shares under applicable Securities Laws, except in respect of those holders who are subject to restrictions on resale as a result of being a “control person” under applicable Securities Laws.

7.2 Additional Conditions Precedent to the Obligations of Contango and the Purchaser

The obligation of Contango and the Purchaser to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Contango and the Purchaser and may be waived by Contango and the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Contango and the Purchaser may have):

(a) the representations and warranties of HighGold set forth in Section 3.1 shall be true and correct as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except (i) as affected by transactions, changes, conditions, events or circumstances expressly permitted or required by this Agreement or (ii) for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a HighGold Material Adverse Effect or prevent or significantly impede or materially delay the completion of the Arrangement and HighGold shall have provided to Contango and the Purchaser a certificate of two senior officers of HighGold certifying (on HighGold’s behalf and without personal liability) the foregoing dated the Effective Date;

(b) HighGold shall have provided to Contango and the Purchaser a title report with respect to the Johnson Tract Project in form and substance satisfactory to Contango, acting reasonably;

(c) HighGold shall have complied in all material respects with each of its covenants herein to be complied with by it prior to the Effective Time and HighGold shall have provided to Contango and the Purchaser a certificate of two senior officers of

HighGold certifying (on HighGold’s behalf and without personal liability) the foregoing dated the Effective Date;

(d) since the date of this Agreement, there shall not have occurred any HighGold Material Adverse Effect;

(e) there shall be no action or proceeding pending or threatened in writing by a Governmental Entity that is reasonably likely to:

(i) enjoin or prohibit Contango or the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any HighGold Shares; and

(ii) if the Arrangement is consummated, have a HighGold Material Adverse Effect; and

(f) Dissent Rights shall not have been validly exercised by holders of more than 5% of the HighGold Shares.

7.3 Additional Conditions Precedent to the Obligations of HighGold

The obligations of HighGold to complete the Arrangement is subject to the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of HighGold and may be waived by HighGold at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that HighGold may have):

(a) the representations and warranties of each of Contango and the Purchaser set forth in Section 4.1 and Section 5.1, respectively, shall be true and correct as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except (i) as affected by transactions, changes, conditions, events or circumstances expressly permitted or required by this Agreement or (ii) for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Contango Material Adverse Effect or prevent or significantly impede or materially delay the completion of the Arrangement and Contango shall have provided to HighGold a certificate of two senior officers of Contango certifying (on Contango and the Purchaser’s behalf and without personal liability) the foregoing dated the Effective Date;

(b) Each of Contango and the Purchaser shall have complied in all material respects with its covenants herein to be complied with by it prior to the Effective Time, and Contango shall have provided to HighGold a certificate of two senior officers of Contango certifying (on Contango’s behalf and without personal liability) compliance with such covenants dated the Effective Date;

(c) since the date of this Agreement, there shall not have been any Contango Material Adverse Effect;

(d) Contango shall have delivered evidence to HighGold of the conditional approval of the listing and posting for trading on the NYSE American of the Contango Shares to be issued as Consideration pursuant to the Plan of Arrangement;

(e) Contango shall have delivered, or cause to be delivered, to Onyx a duly executed Onyx Lock-Up Agreement; and

(f) Contango shall have taken all necessary steps to ensure that the Contango Board following the Effective Date will include Darwin Green (President and Chief Executive Officer of HighGold).

7.4 Satisfaction of Conditions

The conditions precedent set out in Section 7.1, Section 7.2 and Section 7.3 shall be conclusively deemed to have been satisfied, waived or released upon delivery by the Parties of written confirmation of the Effective Date. For greater certainty and notwithstanding anything else in this Agreement, the conditions set forth in this Article 7 for the benefit of a Party are the only conditions to such Party’s obligations to complete the Arrangement.

Article 8
ADDITIONAL AGREEMENTS

8.1 Notice of Breach

Each Party shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date of this Agreement, until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any respect on the date of this Agreement, or at the Effective Time;

(b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time; or

(c) result in the failure to satisfy any of the conditions precedent in favour of the other Party contained in Section 7.1, Section 7.2 or Section 7.3, as the case may be.

8.2 HighGold Non-Solicitation

(a) Except as otherwise expressly provided in this Section 8.2, HighGold shall not and shall cause its subsidiaries not to, directly or indirectly, through any of its Representatives:

(i) solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of HighGold or any of its subsidiaries) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than Contango and its subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal; provided that HighGold shall be permitted to communicate with any person who has made an Acquisition Proposal (i) for the purpose of clarifying the terms and conditions of such Acquisition Proposal and (ii) to advise that the HighGold Board has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to result in, a Superior Proposal;

(iii) make a HighGold Change in Recommendation; or

(iv) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or understanding relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 8.2(e)).

(b) HighGold shall, and shall cause its subsidiaries and Representatives to immediately cease any existing solicitation, encouragement, discussions, negotiations or other activities commenced prior to the date of this Agreement with any person (other than Contango and its subsidiaries or affiliates) conducted by HighGold or any of its subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and, in connection therewith, HighGold shall:

(i) promptly discontinue access to and disclosure of its and its subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise); and

(ii) as soon as possible request (and in any case within two Business Days), to the extent that it is entitled to do so, and use commercially reasonable efforts to exercise all rights it has (or cause its subsidiaries to exercise any rights that they have) to require, the return or destruction of all confidential information (including derivative information) regarding HighGold and its subsidiaries previously provided to any person (other than Contango) in connection with a possible Acquisition Proposal to the extent such information has not already been returned or destroyed, and shall use its commercially reasonable efforts to ensure that such requests are fully complied with to the extent HighGold is entitled.

(c) HighGold represents and warrants that neither HighGold nor any of its subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which HighGold or any of its subsidiaries is a Party in connection with any potential Acquisition Proposal. Subject to Section

8.2(e), HighGold covenants and agrees that (i) HighGold shall take all necessary action to enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which HighGold or any of its subsidiaries is a party, and (ii) neither HighGold nor any of its subsidiaries nor any of their respective Representatives will, without the prior written consent of Contango, release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting HighGold, or any of its subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which HighGold or any of its subsidiary is a party (it being acknowledged by Contango that the automatic termination or automatic release, in each case pursuant to the terms thereof, of any standstill restrictions of any such agreements as a result of the entering into and announcement of this Agreement shall not be a violation of this Section 8.2(c)).

(d) If HighGold, or any of its subsidiaries or any of their respective Representatives receives or is notified of:

(i) any inquiry, proposal or offer made after the date of this Agreement that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal; or

(ii) any request for copies of, access to, or disclosure of, confidential information relating to HighGold or any of its subsidiaries in connection with any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, including information, access or disclosure relating to the properties, facilities, books or records of HighGold or any of its subsidiaries, in each case made after the date of this Agreement;

then, HighGold shall promptly orally notify Contango, and then in writing within 24 hours, of such Acquisition Proposal, inquiry, proposal, offer or request, including the identity of the person making such Acquisition Proposal, inquiry, proposal, offer or request and the material terms and conditions thereof and copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such person. HighGold shall keep Contango promptly and reasonably informed of the status of material developments and (to the extent permitted by Section 8.2(e)) discussions and negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.

(e) Notwithstanding any other provision of this Section 8.2, if at any time following the date of this Agreement and prior to obtaining the Affected Securityholder Approval, HighGold receives an unsolicited bona fide written Acquisition Proposal, HighGold (A) may engage in or participate in discussions or negotiations with such person regarding such Acquisition Proposal, and (B) may provide copies of, access to or disclosure of information, properties, facilities, books or records of HighGold or its subsidiaries, if and only if:

(i) the HighGold Board determines, in good faith after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;

(ii) such person is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction with HighGold or any of its subsidiaries;

(iii) HighGold has been, and continues to be, in compliance with its obligations under this Section 8.2; and

(iv) prior to providing any such copies, access or disclosures, HighGold enters into a confidentiality and standstill agreement with such person, or confirms it has previously entered into such an agreement which remains in effect, in either case on terms that are not less favourable in the aggregate to HighGold than the Confidentiality Agreement and which does not contain a restriction on the ability of HighGold to disclose information to Contango relating to the agreement or the status of material developments and negotiations with respect to such Acquisition Proposal with such person and any such copies, access or disclosure provided to such person shall have already been (or simultaneously be) provided to Contango.

(f) Nothing contained in this Agreement shall prohibit the HighGold Board (acting in good faith and upon advice of its outside legal and financial advisors) from making any disclosure to HighGold Shareholders as required by applicable Laws (including, without limitation, its fiduciary duties under applicable law), including complying with section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; provided, however, that neither HighGold nor the HighGold Board shall be permitted to recommend that the HighGold Shareholders tender any securities in connection with any take-over bid that is an Acquisition Proposal or effect an HighGold Change in Recommendation with respect thereto, except as permitted by this Section (f);

(g) If HighGold receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Affected Securityholder Approval, the HighGold Board may, (1) make a HighGold Change in Recommendation in response to such Superior Proposal and/or (2) cause HighGold to terminate this Agreement pursuant to Section 9.2(a)(iv)(A) and concurrently enter into a definitive agreement with respect to Superior Proposal (other than a confidentiality agreement permitted by Section 8.2(e), a “HighGold Proposed Agreement”), if and only if:

(i) the person making such Superior Proposal is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction;

(ii) HighGold has been, and continues to be, in compliance with its obligations under this Section 8.2;

(iii) HighGold or its Representatives have delivered to Contango the information required by Section 8.2(d) and a written notice of the determination of the HighGold Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the HighGold Board to make a HighGold Change in Recommendation and/or terminate this Agreement pursuant to Section 9.2(a)(iv)(A) to concurrently enter into a HighGold Proposed Agreement with respect to such Superior Proposal, as applicable, together with a written notice from the HighGold Board regarding the value that the HighGold Board, in consultation with its outside financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (collectively, the “Superior Proposal Notice”);

(iv) in the case of the HighGold Board complying with clause (iii) of this Section 8.2(g), HighGold or its Representatives have provided Contango a copy of the HighGold Proposed Agreement and all supporting materials, including any financing documents with customary redactions supplied to HighGold in connection therewith;

(v) five Business Days (the “Contango Response Period”) shall have elapsed from the date on which Contango has received the Superior Proposal Notice and all documentation referred to in Section 8.2(g)(iii) and Section 8.2(g)(iv);

(vi) during any Contango Response Period, Contango has had the opportunity (but not the obligation) in accordance with Section 8.2(h), to offer to amend this Agreement and the Plan of Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii) after the Contango Response Period, the HighGold Board (A) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by Contango under Section 8.2(h)) and (B) has determined in good faith, after consultation with its outside legal counsel, that the failure by the HighGold Board to make an HighGold Change in Recommendation and/or to cause HighGold to terminate this Agreement to enter into the HighGold Proposed Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law; and

(viii) in the case of the HighGold Board exercising its rights under this Section 8.2(g), prior to or concurrently with terminating this Agreement pursuant to this Section 8.2(g), HighGold enters into such HighGold Proposed Agreement and concurrently pays to Contango the amounts required to be paid pursuant to Section 8.3.

(h) During the Contango Response Period, or such longer period as HighGold may approve in writing for such purpose: (i) the HighGold Board shall review any offer made by Contango under Section 8.2(g)(vi) to amend the terms of this Agreement and the Plan of Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (ii) if HighGold determines that an Acquisition Proposal previously constituting a Superior Proposal would cease to be a Superior Proposal, HighGold shall negotiate in good faith with Contango to make such amendments to the terms of this Agreement and the Arrangement as would enable Contango to proceed with the transactions contemplated by this Agreement on such amended terms. If HighGold Board determines that such Acquisition Proposal would cease to be a Superior Proposal, HighGold shall immediately so advise Contango, and HighGold and Contango shall amend this Agreement to reflect such offer made by Contango, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(i) Each successive amendment or modification to any Acquisition Proposal or HighGold Proposed Agreement that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by Affected Securityholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 8.2, and Contango shall be afforded a new five Business Day Contango Response Period from the date on which Contango has received the notice and all documentation referred to in Section 8.2(g)(iii) and Section 8.2(g)(iv) with respect to the new Superior Proposal from HighGold.

(j) The HighGold Board shall promptly reaffirm the HighGold Board Recommendation by press release after the HighGold Board determines that any Acquisition Proposal that is publicly announced is not a Superior Proposal or the HighGold Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 8.2(h) would result in an Acquisition Proposal that has been previously announced no longer being a Superior Proposal, and this Agreement has been so amended. HighGold shall provide Contango and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Contango and its counsel.

(k) In circumstances where HighGold provides Contango with notice of a Superior Proposal and all documentation contemplated by Section 8.2(g)(iii) and Section 8.2(g)(iv) on a date that is less than seven Business Days prior to the scheduled date of the HighGold Meeting, HighGold may either proceed with or postpone the HighGold Meeting to a date that is not more than 10 Business Days after the scheduled date of such HighGold Meeting, and shall postpone the HighGold Meeting to a date that is not more than 10 Business Days after the scheduled date of such HighGold Meeting if so directed by Contango.

(l) Without limiting the generality of the foregoing, HighGold shall advise its subsidiaries and Representatives of the prohibitions set out in this Section 8.2 and any violation of the restrictions set forth in this Section 8.2 by HighGold, its subsidiaries or Representatives shall be deemed to be a breach of this Section by HighGold.

8.3 Expenses and Termination Fees

(a) Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b) If a HighGold Termination Fee Event (as defined below) occurs, HighGold shall pay, or cause to be paid, to Contango or as Contango shall direct (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 8.3(f) and if a Contango Termination Fee Event (as defined below) occurs, Contango shall pay, or cause to be paid, to HighGold or as HighGold shall direct (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 8.3(g).

(c) For the purposes of this Agreement, “Termination Fee” means C$2,000,000.

(d) For the purposes of this Agreement, “HighGold Termination Fee Event” means the termination of this Agreement:

(i) by Contango pursuant to Section 9.2(a)(iii)(A) [HighGold Change in Recommendation], except where the HighGold Change in Recommendation which has led to the termination pursuant to Section 9.2(a)(iii)(A) was made solely because the HighGold Board, acting in good faith, in consultation with its outside legal counsel and financial advisors, determined that a change, effect, event or occurrence had taken place that constituted a Contango Material Adverse Effect and that, as a consequence, it would be inconsistent with the HighGold Board’s fiduciary obligations to continue to recommend that Affected Securityholders vote in favour of the Arrangement or pursuant to Section 9.2(a)(iii)(D) [Breach of Non-Solicitation];

(ii) by HighGold pursuant to Section 9.2(a)(iv)(A) [Superior Proposal]; or

(iii) by either Party pursuant to Section 9.2(a)(ii)(A) [Effective Time has not occurred before Outside Date] or Section 9.2(a)(ii)(C) [HighGold Resolution not approved at the HighGold Meeting] or by Contango pursuant to Section 9.2(a)(iii)(C) (due to a negligence, wilful breach or fraud) [Breach of HighGold Representations, Warranties or Covenants] or Section 9.2(a)(iii)(D) [Material Breach of Covenant], but only if, in the case of this section (iii), prior to the termination of this Agreement, an Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to HighGold shall have been made or publicly announced by any person (other than Contango or any of its affiliates) and has not expired or been withdrawn prior to the HighGold Meeting; and:

(A) within 12 months following the date of such termination HighGold enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above) and such Acquisition Proposal is later consummated (whether or not within such 12 month period); or

(B) within 12 months following the date of such termination an Acquisition Proposal is consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above);

provided that for purposes of this Section 8.3(d), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that each reference to “20%” therein shall be deemed to be a reference to “50%”.

(e) For the purposes of this Agreement, “Contango Termination Fee Event” means the termination of this Agreement by either Party pursuant to Section 9.2(a)(ii)(A) [Effective Time has not occurred before Outside Date], by Contango pursuant to Section 9.2(a)(iii)(B) [Condition not Satisfied] or by HighGold pursuant to Section 9.2(a)(iv)(B) [Condition not Satisfied] or Section 9.2(a)(iv)(C) [Breach of Contango Representations, Warranties or Covenants], in each case, only in the case that the required consents under the Credit and Guarantee Agreement with respect to this Agreement and the transactions contemplated in this Agreement are not obtained, and such consents are incapable of being obtained by the Outside Date.

(f) If a HighGold Termination Fee Event occurs pursuant to Section 8.3(d)(i), the Termination Fee shall be payable by HighGold to Contango within two Business Days following such HighGold Termination Fee Event. If a HighGold Termination Fee Event occurs pursuant to Section 8.3(d)(ii), the Termination Fee shall be paid by HighGold to Contango prior to or concurrently with such termination. If a HighGold Termination Fee Event occurs in the circumstances set out in Section 8.3(d)(iii), the Termination Fee shall be payable by HighGold to Contango upon the closing of the applicable transaction referred to therein. Any Termination Fee payable pursuant to this Section 8.3(f) shall be paid by wire transfer of immediately available funds.

(g) If a Contango Termination Fee Event occurs pursuant to Section 8.3(e), the Termination Fee shall be paid by Contango to HighGold prior to or concurrently with such termination. Any Termination Fee payable pursuant to this Section 8.3(g) shall be paid by wire transfer of immediately available funds.

(h) Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement and that,

without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 8.3 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where a Party is entitled to a Termination Fee and such Termination Fee is paid in full, the Party receiving the Termination Fee shall be precluded from any other remedy against the other Party at law or in equity or otherwise (including an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

(i) Nothing in this Section 8.3 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement.

(j) Nothing in this Section 8.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

(k) For greater certainty, except as provided in Section 8.3(i), a Party shall not be obligated to make more than one payment pursuant to this Section 8.3.

8.4 Access to Information; Confidentiality

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws and the terms of any existing Contracts, HighGold shall, and shall cause its Representatives to, afford to Contango and its Representatives, upon reasonable notice, such access as Contango may reasonably require at all reasonable times, including, for the purpose of facilitating integration business planning, to its officers, employees, agents, properties, books, records, payroll, bank accounts and Contracts, and shall furnish Contango on a timely basis with all data and information relating to ongoing activities and programs at Johnson Tract Project or as Contango may reasonably request from time to time, including, if so requested by Contango and at the expense of Contango, allowing Representatives of Contango to be present at the Johnson Tract Project.

(b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws and the terms of any existing Contracts, Contango shall, and shall cause its Representatives to, afford to HighGold and its Representatives, upon reasonable notice, such access as HighGold may reasonably require at all reasonable times, including, for the purpose of conducting due diligence, to its officers, employees, agents, properties, books, records, payroll, bank accounts and Contracts.

(c) Contango and HighGold acknowledge and agree that information furnished pursuant to this Section 8.4 shall be subject to the terms and conditions of the Confidentiality Agreement. Any such investigation by the Parties and its Representatives under this Section 8.4 or otherwise shall not mitigate, diminish or affect the representations and warranties of the Parties contained in this Agreement or any document or certificate delivered pursuant hereto.

8.5 Insurance and Indemnification

(a) Prior to the Effective Time, HighGold may purchase customary “tail” policies of directors’ and officers’ liability, products and completed operations liability and employment practices liability insurance from a reputable and financially sound insurance carrier and containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by HighGold and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Contango will, and will cause HighGold or its subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Time; provided, that HighGold and its subsidiaries shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 300% of HighGold’s current annual aggregate premium for policies currently maintained by HighGold or its subsidiaries.

(b) Contango agrees that it will cause HighGold and its subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of HighGold and its subsidiaries under Law and under the articles or other constating documents of HighGold and/or its subsidiaries or, to the extent that they are disclosed in HighGold Disclosure Letter, under any agreement or contract of any indemnified person with HighGold or with any of its subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement, and, to the extent within the control of Contango, Contango shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(c) From and following the Effective Time, Contango and the Purchaser will cause HighGold to comply with its obligations under Section 8.5(a) and Section 8.5(b).

(d) If HighGold, Contango, the Purchaser or any of their successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity; or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns and transferees of HighGold or Contango, as the case may be, shall assume all of the obligations of HighGold, Contango or Purchaser, as applicable, set forth in this Section 8.5.

(e) The provisions of this Section 8.5 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, HighGold hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section 8.5 on their behalf. Furthermore, this Section 8.5 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

Article 9
TERM, TERMINATION, AMENDMENT AND WAIVER

9.1 Term

This Agreement shall be effective from the date of this Agreement, until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

9.2 Termination

(a) This Agreement may be terminated prior to the Effective Time:

(i) by mutual written agreement of HighGold, Contango and the Purchaser; or

(ii) by either HighGold, Contango or the Purchaser, if:

(A) the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 9.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its covenants or agreements or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B) after the date of this Agreement, there shall be enacted or made any applicable Law or Order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins HighGold, Contango or the Purchaser from consummating the Arrangement and such applicable Law, Order or enjoinment shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 9.2(a)(ii)(B) has complied with Section 6.4(c) in all material respects; or

(C) the Affected Securityholder Approval shall have not been obtained at the HighGold Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(C) if the failure to obtain the Affected Securityholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(iii) by Contango, if:

(A) the HighGold Board (1) (A) fails to make the HighGold Board Recommendation, (B) withdraws, withholds, amends, modifies or qualifies, or proposes publicly to withdraw, withhold, amend, modify or qualify the HighGold Board Recommendation, (C) approves, accepts, endorses, or recommends or proposes publicly to approve, accept, endorse or recommend, any Acquisition Proposal or takes no position or a neutral position with respect to an Acquisition Proposal for more than five Business Days after the public announcement of such Acquisition Proposal (or beyond the third Business Day prior to the date of the HighGold Meeting), (D) accepts or enters into (other than a confidentiality agreement permitted by and in accordance with Section 8.2(e)) or publicly proposes to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal, or (E) fails to reaffirm the HighGold Board Recommendation within five Business Days (and in any case prior to the HighGold Meeting) after having been requested in writing by Contango to do so (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of three Business Days (or beyond the time of the HighGold Meeting, if sooner) shall be considered a failure of the HighGold Board to reaffirm its recommendation within the requisite time period), or (2) the HighGold Board resolves or proposes to take any of the foregoing actions (each of the foregoing clauses (1) and (2) being referred to as a “HighGold Change in Recommendation”);

(B) any of the conditions set forth in Section 7.1 is not satisfied, and such condition is incapable of being satisfied by the Outside Date;

(C) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of HighGold set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.1 is not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Contango is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied;

(D) without limiting the provisions of subparagraph (iii) above, HighGold wilfully or materially breaches any of its obligations or covenants set forth in Section 8.2; or

(E) there has occurred a HighGold Material Adverse Effect.

(iv) by HighGold, if:

(A) prior to obtaining the Affected Securityholder Approval, the HighGold Board authorizes HighGold, subject to complying with the terms of this Agreement, to enter into a binding written agreement relating to a Superior Proposal; provided that concurrent with such termination, HighGold pays, or causes to be paid, the Termination Fee payable pursuant to Section 8.3;

(B) any of the conditions set forth in Section 7.1 or Section 7.3 is not satisfied, and such condition is incapable of being satisfied by the Outside Date;

(C) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Contango set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that HighGold is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(D) there has occurred a Contango Material Adverse Effect.

(b) The Party desiring to terminate this Agreement pursuant to this Section 9.2 (other than pursuant to Section 9.2(a)(i)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c) If this Agreement is terminated pursuant to this Section 9.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 9.2(c) and Sections 8.3, 10.2, 10.4, 10.6, 10.7, as well as the confidentiality provisions of Section 8.4 and the provisions of the Confidentiality Agreement (other than any standstill provisions contained therein) and the indemnification obligations of Contango in Section 8.5, shall survive any termination hereof pursuant to Section 9.2(a); provided further that neither the termination of this Agreement nor anything contained in this Section 9.2 shall relieve a Party from any liability arising prior to such termination.

9.3 Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the HighGold Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d) waive compliance with or modify any mutual conditions precedent herein contained.

9.4 Waiver

Either Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements, covenants or obligations, or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Article 10
general provisions

10.1 Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person or by courier), or if transmitted by email (with confirmation of transmission) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a) if to Contango:

Contango ORE, Inc.
516 2nd Avenue

Fairbanks, AK 99701

Attention: Rick Van Nieuwenhuyse, President & CEO
E-mail: [Redacted – Contact Information]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
Suite 3500, 1133 Melville Street,

Vancouver, BC V6E 4E5

Attention: Steven McKoen
E-mail: steven.mckoen@blakes.com

(b) if to Purchaser:

Contango Mining Canada Inc.
516 2nd Avenue

Fairbanks, AK 99701

Attention: Rick Van Nieuwenhuyse, President & CEO
E-mail: [Redacted – Contact Information]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
Suite 3500, 1133 Melville Street,

Vancouver, BC V6E 4E5

Attention: Steven McKoen
E-mail: steven.mckoen@blakes.com

(c) if to HighGold:

HighGold Mining Inc.
Suite 405,
375 Water Street,

Vancouver, BC V6B5C6

Attention: Darwin Green
E-mail: [Redacted – Contact Information]

with a copy (which shall not constitute notice) to:

DuMoulin Black LLP
1111 West Hastings Street, 15th Floor
Vancouver, BC V6E 2J3

Attention: Brian Lindsay
E-mail: blindsay@dumoulinblack.com

10.2 Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia.

10.3 Injunctive Relief

Subject to Section 8.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 8.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

10.4 Time of Essence

Time shall be of the essence in this Agreement.

10.5 Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the HighGold Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

10.6 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.7 Further Assurances

Each Party shall use all commercially reasonable efforts do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments as reasonably required by any other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Date.

10.8 No Third Party Beneficiaries

Except as provided in Section 8.5(e) this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement.

10.9 Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, the Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties waive the application of any Laws or rule or construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

10.10 Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[The next page is the signature page.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

CONTANGO ORE, INC.
By:	(Signed) “Michael Clark”
Name: Michael Clark
Title: Chief Financial Officer

CONTANGO MINING CANADA INC.
By:	(Signed) “Michael Clark”
Name: Michael Clark
Title: Chief Financial Officer

HIGHGOLD MINING INC.
By:	(Signed) “Darwin Green”
Name: Darwin Green
Title: President and Chief Executive Officer

[Signature page to Arrangement Agreement]

A

SCHEDULE A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

(see attached)

SCHEDULE A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a) “AcquireCo” or the “Purchaser” means Contango Mining Canada Inc., a wholly owned subsidiary of Contango;

(b) “Arrangement” means the arrangement pursuant to Division 5 of Part 9 of the BCBCA with respect to, among others, HighGold, HighGold Securityholders, the Purchaser and Contango on the terms and subject to the conditions set out in this Plan of Arrangement, together with the disclosure letters referenced therein, subject to any amendments or variations thereto made in accordance with Section 9.3 of the Arrangement Agreement or Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Contango and HighGold, each acting reasonably;

(c) “Arrangement Agreement” means the arrangement agreement dated May 1, 2024, between Contango, the Purchaser and HighGold, including (unless the context otherwise requires) the Schedules thereto, together with the HighGold Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(d) “BCBCA” means the Business Corporations Act (British Columbia);

(e) “Business Day” means any day, other than a Saturday, a Sunday or any other day on which the banks located in Vancouver, British Columbia are closed or authorized to be closed;

(f) “Consideration” means for each HighGold Share, 0.019 of a Contango Share, being the consideration payable under this Plan of Arrangement to a person who is a HighGold Shareholder other than Contango;

(g) “Contango” means Contango ORE, Inc.;

(h) “Contango Share” means a share of common stock in the authorized share structure of Contango;

(i) “Court” means the Supreme Court of British Columbia;

(j) “Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Arrangement;

(k) “Dissent Rights” has the meaning ascribed thereto in Section 5.1;

(l) “Dissent Share” means a HighGold Share in respect of which a Dissenting Shareholder has duly and validly exercised Dissent Rights in strict compliance with Article 5 of this Plan of Arrangement;

(m) “Dissenting Shareholder” means a registered HighGold Shareholder as of the record date of the HighGold Meeting that duly and validly exercises Dissent Rights in respect of all HighGold Shares held by such HighGold Shareholder and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(n) “Effective Date” means the date upon which the Arrangement becomes effective as set out in Section 2.8(a) of the Arrangement Agreement;

(o) “Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as Contango and HighGold may agree upon in writing;

(p) “Final Order” means the final order of the Court in a form acceptable to both Contango and HighGold, each acting reasonably, pursuant to Section 291 of the BCBCA approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of both Contango and HighGold, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both Contango and HighGold, each acting reasonably);

(q) “HighGold” means HighGold Mining Inc.;

(r) “HighGold Circular” means the notice of the HighGold Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to HighGold Securityholders in connection with the HighGold Meeting, as amended, supplemented or otherwise modified from time to time;

(s) “HighGold Disclosure Letter” means the disclosure letter executed by HighGold and delivered to Contango concurrently with the execution of the Arrangement Agreement;

(t) “HighGold Equity Incentive Plan” means the HighGold 2022 Omnibus Share Incentive Plan approved by the HighGold shareholders on August 25, 2022.

(u) “HighGold In-The-Money Option” means a HighGold Option in respect of which the HighGold Option In-The-Money Amount, determined on the last Business Day immediately preceding the Effective Date, is a positive amount;

(v) “HighGold Meeting” means the special meeting of HighGold Shareholders and HighGold Optionholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the HighGold Resolution;

(w) “HighGold OOTM Optionholders” means, collectively, the holders of one or more HighGold Out-of-the-Money Options;

(x) “HighGold Option” means an option to purchase a HighGold Share granted pursuant to the HighGold Equity Incentive Plan;

(y) “HighGold Option In-The-Money Amount” in respect of a HighGold Option means the amount, if any, by which the total fair market value (determined immediately before the Effective Time) of the HighGold Share that a holder is entitled to acquire on exercise of such HighGold Option immediately before the Effective Time exceeds the aggregate exercise price to acquire such HighGold Share;

(z) “HighGold Optionholders” means, collectively, the holders of one or more HighGold Options;

(aa) “HighGold Out-of-the-Money Option” means a HighGold Option other than a HighGold In-The-Money Option;

(bb) “HighGold Resolution” means the special resolution of HighGold Shareholders and HighGold Optionholders approving the Arrangement, which is to be considered at the HighGold Meeting, substantially in the form of Schedule B to the Arrangement Agreement;

(cc) “HighGold Security” means a HighGold Share or HighGold Option;

(dd) “HighGold Securityholder” means a holder one or more of HighGold Securities;

(ee) “HighGold Shareholder” means a holder of HighGold Shares;

(ff) “HighGold Shares” means the common shares in the authorized capital of HighGold;

(gg) “Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to the BCBCA in a form acceptable to both Contango and HighGold, each acting reasonably, providing for, among other things, the calling and holding of the HighGold Meeting, as the same may be amended, modified, supplemented or varied by the Court (with the consent of both Contango and HighGold, each acting reasonably);

(hh) “Letter of Transmittal” means the Letter of Transmittal enclosed with the HighGold Circular sent in connection with the HighGold Meeting pursuant to which, among other things, registered HighGold Shareholders are required to deliver certificates representing HighGold Shares;

(ii) “Liens” means any hypothec, mortgage, pledge, assignment, lien, charge, security interest, encumbrance adverse right or claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(jj) “Option Consideration” means, in respect of HighGold In-The-Money Options held by a HighGold Optionholder, such number of HighGold Shares obtained by dividing: (i) the aggregate HighGold Option In-The-Money Amount in respect of such HighGold In-The-Money Options held by the HighGold Optionholder, by (ii) total fair market value (determined immediately before the Effective Time) of the aggregate HighGold Shares that a holder is entitled to acquire on exercise of such HighGold Options, with the result rounded down to the nearest whole number of HighGold Shares;

(kk) “OOTM Consideration” means, in respect of a HighGold Optionholder of HighGold Out-of-the-Money Options, such number of Contango Shares with a fair market value (determined immediately before the Effective Time) equal to the value obtained by multiplying $75,000 by the quotient obtained by dividing: (i) the number of HighGold Out-of-the-Money Options held by such HighGold Optionholder; and (ii) the aggregate number of HighGold Out-of-the-Money Options outstanding immediately before the Effective Time, with the result for each HighGold Optionholder rounded down to the nearest whole number of Contango Shares.

(ll) “Parties” means Contango, HighGold and the Purchaser, and “Party” means any one of them;

(mm) “Plan of Arrangement” means this Plan of Arrangement as amended or supplemented from time to time in accordance with the terms hereof;

(nn) “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(oo) “U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

Any capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings in this Plan of Arrangement are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3 Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4 Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Statutory References

Any reference in this Plan of Arrangement to a statute includes all rules and regulations made thereunder, all amendments to such statute, rule or regulation in force from time to time and any statute, rule or regulation that supplements or supersedes such statute, rule or regulation.

1.6 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.7 Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.8 Time

Time shall be of the essence in every matter or action contemplated hereunder.

Article 2
ARRANGEMENT AGREEMENT AND EFFECT OF ARRANGEMENT

2.1 Arrangement Agreement

The Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2 Effect of the Arrangement

This Plan of Arrangement and the Arrangement shall be binding upon HighGold, Contango, the Purchaser, the HighGold Securityholders (including Dissenting Shareholders), the Depositary, the registrar and transfer agent of HighGold, as and from the Effective Time, without any further act or formality required on the part of any person except as expressly provided herein.

Article 3
ARRANGEMENT

3.1 Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a) each HighGold In-The-Money Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall immediately and unconditionally vest, notwithstanding the terms of the HighGold Equity Incentive Plan and shall, without any further action by or on behalf of any HighGold Optionholder, be deemed to be assigned and transferred by such HighGold Optionholder (free and clear of all Liens) to HighGold for cancellation in exchange for the Option Consideration. The HighGold Shares comprising the Option Consideration will be issued to such HighGold Optionholder as fully paid and non-assessable shares in the capital of HighGold;

(b) each HighGold Out-of-the-Money Option outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of any HighGold Optionholder, be cancelled in exchange for the OOTM Consideration;

(c) (i) each HighGold Optionholder shall cease to be a holder of such HighGold Options, (ii) each such holder’s name shall be removed from each HighGold Option register maintained by HighGold, and (iii) all agreements relating to the HighGold Options shall be terminated and shall be of no further force and effect;

(d) each Dissenting Shareholder shall transfer to the Purchaser all of the Dissent Shares held (free and clear of all Liens), without any further act or formality on its part, and in consideration therefor, the Purchaser shall issue to the Dissenting Shareholder a debt-claim to be paid the aggregate fair market value of those Dissent Shares as determined pursuant to Section 5.1, and in respect of the Dissent Shares so transferred

(a) the Dissenting Shareholder shall cease to be the holder thereof,

(b) the name of the Dissenting Shareholder shall be removed from the register maintained by or on behalf of HighGold in respect of the HighGold Shares,

(c) the Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect the transfer thereof, and

(d) the name of the Purchaser shall be added to the register maintained by or on behalf of HighGold in respect of the HighGold Shares as the holder thereof; and

(e) each HighGold Shareholder shall transfer to the Purchaser (free and clear of all Liens) each whole HighGold Share held (other than any HighGold Shares held by the Purchaser immediately before the Effective Time or acquired by the Purchaser from a Dissenting Shareholder under Section 3.1(d)), including the HighGold Shares issued pursuant to Section 3.1(a), in exchange for the Consideration for each HighGold Share held, and

(a) the HighGold Shareholder shall cease to be the holder thereof,

(b) the name of the HighGold Shareholder shall be removed from the register maintained by or on behalf of HighGold in respect of the HighGold Shares,

(c) the HighGold Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect the transfer thereof, and

(d) the name of the Purchaser shall be added to the register maintained by or on behalf of HighGold in respect of the HighGold Shares as the holder thereof;

it being expressly provided that the events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2 Deemed Fully Paid and Non-Assessable Shares

All Contango Shares issued pursuant to this Plan of Arrangement shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares.

3.3 No Fractional Consideration

No fractional Contango Shares shall be issued to HighGold Securityholders pursuant to this Plan of Arrangement. The total number of Contango Shares to be issued to any HighGold Securityholder shall, without additional compensation, be rounded down to the nearest whole Contango Share in the event that a HighGold Securityholder is entitled to a fractional security.

3.4 Calculations

All calculations and determinations made by Contango, HighGold, the Purchaser or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final, and binding.

3.5 Adjustments to Consideration

The OOTM Consideration payable to a HighGold Optionholder pursuant to Section 3.1(b) and the Consideration payable to a HighGold Shareholder pursuant to Section 3.1(e) will be adjusted to reflect fully the effect of any stock split, reverse split, dividend (including any dividend or distribution of securities convertible into Contango Shares), consolidation, reorganization, recapitalization or other like change with respect to Contango Shares effected in accordance with the terms of the Arrangement Agreement occurring after the date of the Arrangement Agreement and prior to the Effective Time.

Article 4
CERTIFICATES AND PAYMENTS

4.1 Payment of Consideration

(a) Following receipt of the Final Order and in any event no later than the Business Day prior to the Effective Date, Contango shall deliver or cause to be delivered to, on behalf of the Purchaser, the Depositary certificates or direct registration advice-statement representing the Contango Shares to satisfy:

(a) the aggregate number of Contango Shares payable to HighGold Shareholders; and

(b) the aggregate number of Contango Shares payable to the HighGold OOTM Optionholders,

which Contango Shares shall be held by the Depositary in escrow as agent and nominee for such former HighGold Shareholders and former HighGold OOTM Optionholders for distribution to such former HighGold Shareholders and former HighGold OOTM Optionholders, respectively.

(b) Upon surrender to the Depositary for cancellation of a certificate of a HighGold Share which immediately prior to the Effective Time represented an outstanding HighGold Share that was transferred pursuant to Section 3.1, together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the HighGold Share represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such HighGold Shareholder, as soon as practicable, the Consideration that such HighGold Shareholder has the right to receive under the Arrangement for such HighGold Shares, less any amounts withheld pursuant to Section 4.4, and any certificate so surrendered shall forthwith be cancelled.

(c) After the Effective Time and until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented HighGold Shares shall be deemed after the Effective Time to represent only the right to receive, upon such surrender, the Consideration to which the holder thereof is entitled in lieu of such certificate as contemplated by Section 3.1 and this Section 4.1, less any amounts withheld pursuant to Section 4.4. Any such certificate formerly representing HighGold Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall:

(a) cease to represent a claim by, or interest of, any former holder of HighGold Shares of any kind or nature against or in HighGold or Contango (or any successor to any of the foregoing); and

(b) be deemed to have been surrendered to Contango and shall be cancelled.

(d) No HighGold Shareholder shall be entitled to receive any consideration with respect to any HighGold Shares other than the Consideration to which such holder is entitled in accordance with Section 3.1 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(e) After the Effective Time and in exchange for the cancellation of each holder’s HighGold Out-of-the-Money Options, the Depositary shall deliver to each HighGold OOTM Optionholder, as soon as practicable, the Consideration that such HighGold OOTM Optionholder has the right to receive under the Arrangement for the cancellation of such HighGold Out-of-the-Money Options, less any amounts withheld pursuant to Section 4.4, and any certificate so surrendered shall forthwith be cancelled.

(f) No HighGold OOTM Optionholder shall be entitled to receive any consideration with respect to any HighGold Out-of-the-Money Options other than the OOTM Consideration to which such holder is entitled in accordance with Section 3.1 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(g) Neither HighGold nor Contango, or any of their respective successors, will be liable to any person in respect of any Consideration or OOTM Consideration (including any consideration previously held by the Depositary in trust for any such former holder) which is forfeited to HighGold or Contango or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.2 Lost Share Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding HighGold Shares that are ultimately entitled to Consideration pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit or statutory declaration of that fact by the person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the securities registers maintained by or on behalf of HighGold, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, provided the holder to whom the Consideration is to be delivered shall, as a condition precedent to the delivery, give a bond satisfactory to Contango and the Depositary (acting reasonably) in such sum as Contango and the Depositary may direct, or otherwise indemnify Contango and the Depositary in a manner satisfactory to Contango and the Depositary, acting reasonably, against any claim that may be made against Contango or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3 Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or paid after the Effective Time with respect to Contango Shares shall be delivered to the holder of any certificate formerly representing HighGold Shares unless and until the holder of such certificate shall have complied with the provisions of Section 4.1. Subject to applicable law and to Section 4.4 at the time of such compliance, there shall, in addition to the delivery of the Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of any dividend or other distribution with a record date after the Effective Time with respect to the Contango Shares to which such holder is entitled in respect of such holder’s Consideration.

4.4 Withholding Rights

Contango, the Purchaser, HighGold and the Depositary (in this section, the “payor”), shall each be entitled to deduct and withhold from any Consideration, OOTM Consideration or other amount payable (whether in cash or in kind) or otherwise deliverable to any holder or former holder of HighGold Securities such amounts as the payor may be required to deduct and withhold therefrom under any applicable law in respect of Taxes. To the extent that any amounts are so deducted, withheld and remitted to the appropriate Governmental Entity when required by law, such amounts shall be treated for all purposes under the Arrangement as having been paid to the person to whom such amounts would otherwise have been paid. To the extent that an amount is required to be deducted or withheld is from any payment to any holder or former holder of HighGold Securities otherwise payable to such holder, the payor is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of the Consideration, OOTM Consideration or other amount otherwise payable to such holder or former holder in the form of Contango Shares as is necessary to provide sufficient funds (after deducting commissions payable and other costs and expenses) to the payor to enable it to comply with any deduction and/or withholding permitted or required under this Section 4.4. No payor will be liable for any loss arising out of any sale under this Section 4.4.

Article 5
DISSENT RIGHTS

5.1 Dissent Rights

Pursuant to the Interim Order, registered holders of HighGold Shares as of the record date for the HighGold Meeting may exercise rights of dissent with respect to all HighGold Shares held by such holder as registered holder thereof as of such date in connection with the Arrangement pursuant to and in strict compliance with the procedures set forth in Section 237 to 247 of the BCBCA, as modified by this Section 5.1, the Interim Order and the Final Order (“Dissent Rights”); provided that, notwithstanding subsection 242(1) of the BCBCA, the written objection to the HighGold Resolution referred to in subsection 242(1) of the BCBCA must be received by HighGold not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the date of the HighGold Meeting or any date to which the HighGold Meeting may be postponed or adjourned and provided further that Dissenting Shareholders who:

(a) are ultimately entitled to be paid fair value for their HighGold Shares, which fair value shall be the fair value of such shares immediately before the approval of the HighGold Resolution, shall be paid only an amount equal to such fair value by the Purchaser, which fair value shall be determined in accordance with the procedures applicable to the payout value set out in section 245 of the BCBCA, except that the Purchaser may enter into the agreement with registered holders who exercise such Dissent Rights or apply to the Court, all as contemplated under sections 245 of the BCBCA, and such Dissenting Shareholder will not be entitled to any other payment or consideration, including any payment that would be payable under the

Arrangement had such Dissenting Shareholders not exercised their Dissent Rights in respect of their HighGold Shares; or

(b) are ultimately not entitled, for any reason, to be paid fair value for their HighGold Shares in respect of which they purported to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of HighGold Shares and shall be entitled to receive only the consideration contemplated in Section 3.1(e) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights, but in no case shall the Purchaser or HighGold or any other person be required to recognize any Dissenting Shareholder as a holder of HighGold Shares after the time that is immediately prior to the Effective Time, and the names of all such Dissenting Shareholders (and have not withdrawn such exercise of Dissent Rights prior to the Effective Time) shall be deleted from the register maintained by or on behalf of HighGold in respect of the HighGold Shares as holders of HighGold Shares at the Effective Time and the Purchaser shall be recorded as the registered holder of such HighGold Shares and shall be deemed to be the legal owner of such HighGold Shares.

For greater certainty, (a) no beneficial holder of HighGold Shares shall be entitled to Dissent Rights in respect of such HighGold Shares and no holder of HighGold Options shall be entitled to Dissent Rights in respect of such holder’s HighGold Options, and (b) in addition to any other restrictions in Section 238 of the BCBCA, no person who has voted HighGold Shares, or instructed a proxyholder to vote such persons HighGold Shares, in favour of the HighGold Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

Article 6
AMENDMENTS AND TERMINATION

6.1 Amendments to the Plan of Arrangement

(a) HighGold and Contango may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by HighGold and Contango, each acting reasonably, (iii) filed with the Court and, if made following the HighGold Meeting, approved by the Court, and (iv) communicated to the HighGold Securityholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by HighGold or Contango at any time prior to or at the HighGold Meeting (provided that HighGold or the Contango, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the HighGold Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the HighGold Meeting shall be effective only if (i) it is consented to in writing by each of the HighGold and the Contango (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the HighGold Securityholders voting in the manner directed by the Court. Any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that it (i) concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the interest of any holders of HighGold Securities or (ii) is an amendment contemplated in Section 6.1(d).

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by either Party, provided that it concerns a matter which, in the reasonable opinion of such Party, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the economic interest of any former holder of HighGold Securities.

6.2 Withdrawal of Plan of Arrangement

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

6.3 Effect of Termination

Upon the termination of this Plan of Arrangement pursuant to Section 9.2 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other party hereunder other than as set out in the Arrangement Agreement.

Article 7
FURTHER ASSURANCES

7.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur at the Effective Time in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

7.2 Paramountcy

From and after the Effective Time:

(a) this Plan of Arrangement shall take precedence and priority over any and all rights related to HighGold Securities issued prior to the Effective Time;

(b) the rights and obligations of the holders of HighGold Securities and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to HighGold Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 8
U.S. SECURITIES LAW EXEMPTION

8.1 U.S. Securities Law Exemption.

Notwithstanding any provision herein to the contrary, the parties each agree that the Plan of Arrangement will be carried out with the intention that (i) all Contango Shares to be issued to HighGold Securityholders in exchange for their HighGold Securities pursuant to the Plan of Arrangement, as applicable, will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable securities laws of any state of the United States in reliance upon similar exemptions under any applicable securities laws of any state of the United States, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement; and (ii) the Contango Shares continue to be registered pursuant to Section 12(b) of the U.S. Exchange Act.

B-1

SCHEDULE B
highgold RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. the arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving HighGold Mining Inc. (“HighGold”), Contango ORE, Inc. (“Contango”) and Contango Mining Canada Inc. (the “Purchaser”) and certain securityholders of HighGold (the “HighGold Securityholders”), all as more particularly described and set forth in the management information circular (the “Circular”) of HighGold accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted;

2. the arrangement agreement (the “Arrangement Agreement”) among HighGold, Contango and the Purchaser dated May 1, 2024 and all the transactions contemplated therein, the actions of the directors of HighGold in approving the Arrangement and the actions of the directors and officers of HighGold in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved;

3. the plan of arrangement (the “Plan of Arrangement”) of HighGold implementing the Arrangement, the full text of which is set out in Schedule A to the Arrangement Agreement and Schedule “[ SYMBOL \f Wingdings 108 \* MERGEFORMAT ]” to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted;

4. notwithstanding that this resolution has been passed (and the Arrangement approved) by the HighGold Securityholders or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of HighGold are hereby authorized and empowered, without further notice to, or approval of, the HighGold Securityholders:

a. amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

b. subject to the terms of the Arrangement Agreement, not proceed with the Arrangement;

5. any director or officer of HighGold is hereby authorized and directed for and on behalf of HighGold to execute, whether under corporate seal of HighGold or otherwise, and to deliver such other documents as are necessary or desirable in accordance with the Arrangement Agreement for filing; and

6. any one or more directors or officers of HighGold is hereby authorized, for and on behalf and in the name of HighGold, to execute and deliver, whether under corporate seal of HighGold or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement

Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

a. all actions required to be taken by or on behalf of HighGold, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

b. the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by HighGold;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

C-1

SCHEDULE C
Key regulatory approvals

1. Approval of the TSXV

2. Approval of the NYSE American

D-1

SCHEDULE d
Key third party consents

1. Contango lender’s consent from Macquarie Bank Limited and ING Capital LLC with respect to the Credit and Guarantee Agreement.

E-1

SCHEDULE E
ONYX LOCK-UP AGREMENT

(see attached)

LOCK-UP AGREEMENT

This lock-up agreement (the “Agreement”) made the day of 2024 among the undersigned securityholder, HighGold Mining Inc. (“HighGold” or the “Company”) executing this Agreement (the “undersigned”) and Onyx Gold Corp. (“Onyx”).

Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural and any other gender, masculine feminine or neutral, as the context requires.

WHEREAS:

A. pursuant to an arrangement agreement (the "Arrangement Agreement") dated May 1, 2024 between Contango ORE, Inc. ("Contango"), HighGold and Contango Mining Canada Inc., a wholly-owned subsidiary of Contango (the "Purchaser"), Contango, through the Purchaser, acquired all the issued and outstanding shares in the capital of

HighGold on , 2024 (the "Transaction");

B. prior to the Transaction, HighGold directly owned and controlled 5,000,000 common shares of Onyx (the "Subject Securities") and such Subject Securities are now indirectly owned and controlled by Contango through HighGold; and

C. in connection with the Transaction and in accordance with the terms of the Arrangement Agreement, the undersigned has agreed, among other things, to abide by the restrictions and covenants pertaining to the Subject Securities as set forth herein.

THIS AGREEMENT WITNESSES THAT in consideration of the benefit that the Transaction has conferred upon the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees as follows:

1. The Company acknowledges and agrees not to directly or indirectly, without the prior written consent of Onyx (on its own behalf and on behalf of any other agents), offer, sell, contract to sell, lend, swap, monetize, pledge, or enter into any other agreement to transfer the economic consequences of ownership of, or otherwise dispose of or deal with, or publicly announce any such intention, whether through the facilities of a stock exchange, by private placement or otherwise, any Subject Securities owned, directly or indirectly, or under control or direction, or with respect to which the undersigned has beneficial ownership, on the date hereof or acquired after the date hereof, in whole or in part, for a period beginning on the date of this Agreement (the “Lock-up Date”) and until and to the extent that such Subject Securities are released (such released Subject Securities being the "Released Subject Securities") over a period of 24 months from the Lock-up Date, subject to automatic timed releases with 25% to be released on the date that is 15 months from the Lock-up Date and 25% to be released every 3 months thereafter. The foregoing restrictions are in addition to any other restrictive legends previously attached to the Subject Securities or otherwise required by applicable securities laws.

2. Notwithstanding the foregoing:

2

(a) the Company may: (a) pledge, mortgage or charge the Subject Securities to a financial institution as collateral for a loan provided that no Subject Securities will be delivered by the escrow agent to the financial institution; (b) exercise any voting rights attached to the Subject Securities; (c) receive dividends or other distributions on the Subject Securities; and (d) exercise any rights to exchange the Subject Securities in accordance with this Agreement; and

(b) the Company may sell, transfer or otherwise dispose of the Subject Securities without the prior written consent required by Section 1 above pursuant to: (i) transfers to affiliates of the Company; (ii) transfers made pursuant to a bona fide take-over bid made to all holders of voting securities of Onyx or similar acquisition or merger transaction, provided that in the event that the take-over or acquisition or merger transaction is not completed, the Subject Securities shall remain subject to the restrictions contained in this Agreement; or (iii) transfers to any nominee or custodian where there is no change in beneficial ownership, for bona fide tax planning purposes, and where the Subject Securities are still subject to and governed by this Agreement, solely to the extent that in each of (i) and (iii), the recipient of the Subject Securities executes an agreement stating that the transferee is receiving and holding such securities subject to the provisions of this Agreement and there will be no further transfer of such securities except in accordance with this Agreement;

3. In addition to the restrictions set out in Section 1, if the Company wishes to dispose any Released Subject Securities which it owns (or over which it exercises control or direction over), directly or indirectly (the "Sale Securities"), prior to the Company disposing of such Sale Securities, the Company will provide a notice in writing (the “Sale Notice”) to Onyx which shall include the minimum price that the Seller would be prepared to accept for the Sale Securities and any other terms and conditions of the intended disposition. Onyx will thereafter have the opportunity, until the 30th day following delivery of the Sale Notice, to identify one or more prospective purchasers of all, but not less than all, of such Sale Securities at the price specified in the Sale Notice (the “Buyer Identification Period”). If Onyx identifies one or more prospective buyers, the Company shall negotiate in good faith with the prospective buyer(s) the terms of such sale. If Onyx fails to identify any prospective buyers within the Buyer Identification Period, or the Company is unable to agree to the terms of such sale with the prospective buyer(s), as applicable, the Company shall be entitled to sell up to the number of Sale Securities set out in its Sale Notice, provided that such sale is completed within 30 days following the expiry of the Buyer Identification Period.

4. The Company further understands that this Agreement is irrevocable and will be binding upon the Company's legal representatives, successors, and permitted assigns, and will enure to the benefit of the Company and Onyx and their respective legal representatives, successors and permitted assigns.

5. The Company hereby represents and warrants that the Company is a corporation duly incorporated and validly existing under the laws of the province of British Columbia and the Company has the corporate power and capacity to enter into this Agreement and the

3

execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Company.

6. Onyx hereby represents and warrants that Onyx is a corporation duly incorporated and validly existing under the laws of the province of British Columbia and Onyx has the corporate power and capacity to enter into this Agreement and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Onyx.

7. This Agreement and the rights and obligations of the undersigned shall be governed and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. All matters relating hereto shall be submitted to the court of appropriate jurisdiction in the Province of British Columbia, Canada, for the purpose of this Agreement and for all related proceedings.

8. This Agreement may be executed in any number of counterparts, each of which when delivered, either in original, facsimile form, or other means of electronic transmission (including portable document format), shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

HIGHGOLD MINING INC.

By:

Name:

Title:

ONYX GOLD CORP.

By:

Name:

Title: